UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

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SEC 1913 (02-02)

CMS ENERGY CORPORATION

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

MAY 17, 2013

To Fellow Shareholders of CMS Energy Corporation:

The Annual Meeting of Shareholders of CMS Energy Corporation (the “Corporation”) will be held on Friday, May 17, 2013, at 9:00 A.M., Eastern Daylight Saving Time, at our corporate headquarters located at One Energy Plaza, Jackson, Michigan 49201. The purposes of the annual meeting are to:

(1)	Elect to the Corporation’s Board of Directors the 11 director nominees identified in this Proxy Statement;

(2)	Approve the Corporation’s executive compensation on an advisory basis;

(3)	Ratify the appointment of PricewaterhouseCoopers LLP (“PwC”) as our independent registered public accounting firm to audit the Corporation’s consolidated financial statements for the year ending December 31, 2013; and

(4)	Transact such other business as may properly come before the annual meeting, in accordance with the procedures required to be followed under our Bylaws.

The Board of Directors recommends a vote “FOR” proposals 1, 2 and 3. The proxy holders will use their discretion to vote on any other matters that may arise at the annual meeting.

Our Annual Report to Shareholders for the year 2012, including the Form 10-K with our consolidated financial statements, accompanies this Proxy Statement, unless you have previously requested Internet access rather than a paper copy.

If you were a shareholder of record at the close of business on March 22, 2013, you are entitled to vote. Every vote is important. Please vote using a touch-tone telephone, the Internet, or by signing and returning the enclosed proxy card. You can help minimize our costs by promptly voting via telephone or the Internet. We strongly encourage you to cast your proxy vote and exercise your right as a shareholder.

All shareholders are invited to attend our annual meeting. Shareholders interested in attending the annual meeting must present proof of current CMS Energy stock ownership (such as a recent account statement) and government-issued photo identification prior to being admitted to the meeting.

By Order of the Board of Directors

Catherine M. Reynolds

Corporate Secretary

CMS Energy Corporation

One Energy Plaza

Jackson, Michigan 49201

April 5, 2013

Important Notice Regarding the Availability of Proxy Materials for the

Shareholder Meeting to Be Held on May 17, 2013.

This Proxy Statement and the Annual Report to Shareholders are available at: www.cmsenergy.com.

PROXY STATEMENT

GENERAL INFORMATION ABOUT THE 2013 ANNUAL MEETING AND VOTING	Page 1
CORPORATE GOVERNANCE	Page 5
Background	Page 5
Boards of Directors	Page 5
Board Leadership Structure	Page 5
Risk Oversight	Page 5
Compensation Risk	Page 6
Director Independence	Page 6
Majority Voting Standard	Page 7
Codes of Ethics	Page 7
Board Communication Process	Page 8
Related Party Transactions	Page 8
No Pledging or Hedging	Page 9
Board and Committee Information	Page 9
PROPOSAL 1: ELECT THE 11 DIRECTOR NOMINEES TO THE CORPORATION’S BOARD OF DIRECTORS	Page 12
VOTING SECURITY OWNERSHIP	Page 16
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE	Page 17
COMPENSATION DISCUSSION AND ANALYSIS	Page 17
Executive Summary	Page 17
Objectives of Our Compensation Program	Page 19
The Elements of Our Compensation Program	Page 23
Governance	Page 27
Compensation Deductibility	Page 28
COMPENSATION AND HUMAN RESOURCES COMMITTEES REPORT	Page 29
COMPENSATION TABLES	Page 29
PROPOSAL 2: ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION	Page 43
REPORT OF THE AUDIT COMMITTEES	Page 45
FEES PAID TO THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	Page 46
PROPOSAL 3: RATIFY THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	Page 46
2014 PROXY STATEMENT INFORMATION	Page 46
APPENDIX A: SUPPLEMENTAL INFORMATION FOR THE COMPENSATION DISCUSSION AND ANALYSIS — GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (GAAP) RECONCILIATIONS	Page 47

PROXY STATEMENT

GENERAL INFORMATION ABOUT THE 2013 ANNUAL MEETING AND VOTING

The Board of Directors of CMS Energy Corporation (“CMS” or the “Corporation”) solicits your proxy for our Annual Meeting of Shareholders to be held on May 17, 2013. We are releasing this Proxy Statement and the enclosed proxy card to shareholders on or about April 5, 2013.

The terms “we” and “our” as used in this Proxy Statement generally refer to CMS and its collective affiliates, including its principal subsidiary, Consumers Energy Company (“Consumers”). While established, operated and regulated as separate legal entities and publicly traded companies, CMS and Consumers historically have had the same individuals serve as members of both Boards of Directors and Committees of the Boards and adopted coordinated director and executive compensation arrangements and plans as well as auditing relationships. The two companies also historically have significant overlap in executive management. Thus, in certain contexts in this Proxy Statement, the terms “we” and “our” refer to each of CMS and Consumers and satisfy their respective disclosure obligations. In addition, the disclosures frequently reference “Boards” and “Committees” and similar plural presentations to reflect these parallel structures of CMS and Consumers.

Q:	What are the purposes of this annual meeting?

A:	At the meeting, our shareholders will be asked to:

(1)	Elect to the Corporation’s Board of Directors the following 11 director nominees: Jon E. Barfield, Stephen E. Ewing, Richard M. Gabrys, William D. Harvey, David W. Joos, Philip R. Lochner, Jr., Michael T. Monahan, John G. Russell, Kenneth L. Way, Laura H. Wright, and John B. Yasinsky (see Proposal 1 found later in this Proxy Statement);

(2)	Approve the Corporation’s executive compensation on an advisory basis (see Proposal 2 found later in this Proxy Statement);

(3)	Ratify the appointment of PricewaterhouseCoopers LLP as the Corporation’s independent registered public accounting firm for the year 2013 (see Proposal 3 found later in this Proxy Statement); and

(4)	Transact such other business as may properly come before the annual meeting, in accordance with the procedures required to be followed under our Bylaws. The Board of Directors knows of no other matters that might be presented to the meeting except matters incident to the conduct of the meeting. However, if any other matters (including matters incident to the conduct of the meeting) do come before the meeting, it is intended that the holders of the proxies will vote thereon in their discretion.

Q:	Who is entitled to vote at the annual meeting?

A:	Only shareholders of record at the close of business on March 22, 2013, are entitled to vote at the annual meeting. As of March 22, 2013, the Corporation’s outstanding securities entitled to vote at the annual meeting consisted of a total of 265,212,590 shares of common stock, $.01 par value, of the Corporation (the “Common Stock” or “CMS Common Stock”). Each outstanding share is entitled to one vote on each matter that comes before the annual meeting. All shares represented by valid proxies will be voted at the annual meeting.

Q:	What is the difference between a shareholder of record and a “street name” holder?

A:	If your shares are registered directly in your name you are considered the shareholder of record for those shares.

If your shares are held in a stock brokerage account or by a bank or other nominee you are considered the beneficial owner of the shares and your shares are said to be held in “street name.” Street name holders generally cannot vote their shares directly and must instead instruct the brokerage firm, bank or other nominee how to vote their shares using the method described under “How do I vote my shares?” below. If you hold your shares in a brokerage account but you fail to return your voting instruction card to your broker, stock exchange rules will determine whether your broker may vote your shares without first receiving instructions from you on an item being presented to shareholders for approval at the annual meeting.

Q:	Who may attend the annual meeting and are there any requirements I must meet in order to attend the meeting in person?

A:	Any shareholder of record as of March 22, 2013, may attend. You will be asked to register upon arrival at the meeting and will be required to present proof of current stock ownership (such as a recent account statement) and government-issued photo identification (such as a driver’s license) prior to being admitted to the meeting.

Q:	How do I vote my shares?

A:	If you hold your shares in your own name as a shareholder of record, you may vote by telephone, Internet, mail or by casting a ballot in person at the annual meeting.

•	To vote by telephone or Internet, follow the instructions attached to your proxy card.

•	To vote by mail, complete your proxy card, sign and date it, and return it in the enclosed, postage-paid envelope.

You can help minimize our costs by promptly voting via telephone or the Internet.

If your shares are voted by proxy, the shares will be voted as you instruct. If you sign and return your proxy card, but do not give any specific voting instructions on your proxy card, your shares will be voted as the Board recommends. Your shares will also be voted as recommended by the Board, in its discretion, on any other business that is properly presented for a vote at the meeting.

If your shares are held in street name, you must vote your shares in the manner prescribed by your brokerage firm, bank or other nominee. Your brokerage firm, bank or other nominee should provide a voting instruction form for you to use in directing it how to vote your shares.

Q:	Can I change my vote after I have voted or can I revoke my proxy?

A:	Yes. If you are a shareholder of record, you can revoke your signed proxy card at any time before it is voted at the annual meeting, either by signing and returning a proxy card with a later date or by attending the annual meeting in person and changing your vote at the meeting. If you have voted your shares by telephone or Internet, you can revoke your prior telephone or Internet vote by recording a different vote, or by signing and returning a proxy card dated as of a date later than your last telephone or Internet vote, but prior to the close of the ballots at the annual meeting.

If you are the beneficial owner of your shares, you may submit new voting instructions to your broker, bank or other nominee.

Q:	Is my vote confidential?

A:	Yes, CMS shareholder voting is confidential (except as may become necessary to meet applicable legal requirements or in the event a proxy solicitation in opposition to the election of the Corporation’s Board nominees is initiated). This is true for all beneficial holders. Confidentiality of the proxy voting process means:

•	Anyone who has access to voting information will not discuss how any individual shareholder votes;

•	Proxy cards and proxy forms are to be kept in a secure area so that no one has access to them except for the persons assigned to handle and tabulate the proxies;

•	Whether a shareholder has or has not voted and how a shareholder votes is confidential;

•

Any comments provided by shareholders are confidential. Specific comments and summaries of comments are provided to management, the Boards, and/or appropriate Committees of the Boards, but there is no disclosure of who made the comments; and

•	Proxy voting tabulations will be provided to management and to others as appropriate, but the results provided will be only totals and meaningful subtotals.

Q:	What constitutes a quorum at the annual meeting?

A:	The presence of the holders of a majority of the outstanding shares of Common Stock in person or by proxy at the annual meeting will constitute a quorum, which is needed to transact any business.

Q:	How are votes counted for each item?

A:	The determination of approval of corporate action by the shareholders is based on votes “for” and “against”. In general, abstentions are not counted as “for” or “against” votes but are counted in the determination of a quorum.

With respect to Proposal 1 below, the election of each director requires approval from a majority of the votes cast by the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors (see Corporate Governance, Majority Voting Standard later in this Proxy Statement for additional information about the application of this standard). On Proposals 2 and 3, approval requires votes “for” by a majority of the votes cast by the holders of shares entitled to vote thereon.

Under the New York Stock Exchange, Inc. (“NYSE”) listing standards, if your broker, bank or other nominee holds your shares in its name and does not receive voting instructions from you, your broker, bank or other nominee has discretion to vote these shares on “routine” matters. For purposes of the annual meeting, we understand that the proposal relating to the ratification of the appointment of our independent registered public accounting firm will be treated as a routine item, but all other proposals will not be deemed routine items. On routine matters, broker discretionary votes are counted toward determining the outcome of such matters. They will not be able to vote on the remainder of the proposals, as they do not have discretionary voting power for those particular items. These “broker discretionary votes” are counted toward establishing a quorum.

Q:	What is “householding” and how does it affect me?

A:	The Securities and Exchange Commission (“SEC”) permits us to deliver a single copy of the notice, annual report and proxy statement to shareholders who have the same address and last name, unless we have received contrary instructions from such shareholders. Each shareholder will continue to receive a separate proxy card. This procedure, called “householding”, will reduce the volume of duplicate information you receive and reduce our printing and postage costs. We will promptly deliver a separate copy of the annual report and proxy statement to any such shareholder upon written or oral request. A shareholder wishing to receive a separate annual report or proxy statement can notify CMS by contacting our Investor Services Department, CMS Energy Corporation, One Energy Plaza, Jackson, Michigan 49201, telephone 517-788-1868. Similarly, shareholders currently receiving multiple copies of these documents can request the elimination of duplicate documents by contacting our Investor Services Department, as described above.

Q:	Can I access CMS’ proxy materials via the Internet rather than receiving them in printed form?

A:	Yes. We offer shareholders of record the opportunity to access the proxy materials on the Internet rather than in printed form. You may access these materials at the following Internet address: www.cmsenergy.com. This gives shareholders faster delivery of these documents and saves CMS and its shareholders the cost of printing and mailing these materials.

Q:	Who pays the cost of soliciting proxies?

A:	The cost of solicitation of proxies will be borne by CMS. Proxies may be solicited by officers and other employees of CMS or its subsidiaries or affiliates, personally or by telephone, facsimile, Internet, or mail. We have arranged for Morrow & Co., LLC, 470 West Avenue, Stamford, Connecticut 06902, to solicit proxies in such manner, and it is anticipated that the cost of such solicitations will amount to approximately $10,000, plus incidental expenses. We may also reimburse brokers, dealers, banks, voting trustees or other record holders for postage and other reasonable expenses of forwarding the proxy material to the beneficial owners of CMS Common Stock held of record by such brokers, dealers, banks, voting trustees or other record holders.

Q:	How does a shareholder recommend a person for election to the Boards of Directors for the next annual meeting?

A:	Shareholders can submit recommendations of nominees for election to the Boards of Directors. Shareholders’ recommendations will be provided to the Governance and Public Responsibility Committees for consideration. The information that must be included and the procedures that must be followed by a shareholder wishing to recommend a director candidate for the Boards’ consideration are the same as the information that would be required to be included and the procedure that would be required to be followed under our Bylaws if the shareholder wished to nominate that candidate directly. You may access the Bylaws at www.cmsenergy.com/corporategovernance. Accordingly, any recommendation submitted by a shareholder regarding a director candidate must be submitted within the time frame provided in the Bylaws for director nominations and must include (a) a statement from the proposed nominee that he or she has consented to the submission of the recommendation and (b) such other information about the proposed nominee that would be required by our Bylaws to be included in a notice to CMS were the shareholder intending to nominate such proposed nominee directly. Shareholders should send their written recommendations of nominees c/o the Corporate Secretary, CMS Energy Corporation or Consumers Energy Company, One Energy Plaza, Jackson, Michigan 49201.

CORPORATE GOVERNANCE

Background

The CMS and Consumers Boards of Directors have adopted Corporate Governance Principles (the “Principles”) that reflect long-standing corporate and Board practices as well as SEC and NYSE standards. The Principles describe the role of the Boards and their Committees, the selection and role of the Chief Executive Officer (“CEO”), the composition and meeting procedures of the Boards and their Committees, as well as Board and Committee compensation and self-evaluation matters. The Boards have adopted Charters for each of their standing Committees, except the Executive Committees, that detail their purposes and duties, composition, meetings, resources and authority as well as other aspects of Committee activities. The Governance and Public Responsibility Committees are responsible for overseeing and reviewing the Principles at least annually, and recommending any proposed changes to the Boards for approval. Each Committee also reviews its Charter annually and recommends changes to the Governance and Public Responsibility Committees for review and recommendation to the Boards for approval.

The current versions of our Principles, the Charters of our standing Committees (other than the Executive Committees), and other corporate governance information, including our Employee and Director Codes of Conduct are available through our website at www.cmsenergy.com/corporategovernance.

Boards of Directors

The Boards provide oversight with respect to our overall performance, strategic direction and key corporate policies. They approve major initiatives, advise on key financial and business objectives, and monitor progress with respect to these matters. Members of the Boards are kept informed of our business by various reports and documents provided to them on a regular basis, including operating and financial reports made at Board and Committee meetings by our CEO, Chief Financial Officer (“CFO”) and other officers. The Boards have five standing Committees, the principal responsibilities of which are described under Board and Committee Information below.

Board Leadership Structure

The Principles provide that the Boards have determined, for the present time, it is in the best interest of the Corporation to keep the offices of CEO and Chairman of the Board (“Chairman”) separate to enhance oversight responsibilities. The Boards believe that this leadership structure promotes independent and effective oversight of management on key issues relating to long-range business plans, long-range strategic issues and risks. In addition, when the Chairman is not considered independent under NYSE rules and our Principles, a Presiding Director is chosen by the independent directors, from among the independent directors, to coordinate the activities and preside at the executive sessions attended only by the independent members of the Boards. Mr. Joos, the current Chairman, is not a member of management, but did not meet the NYSE independence rules or the independence requirements of our Principles in 2012 due to his having been an employee of the Corporation within the last three years and was not considered independent. Mr. Lochner was initially elected Presiding Director in May 2010 for a two-year term and was re-elected in May 2012 for a two-year term.

Risk Oversight

The Boards’ risk oversight process includes receiving regular reports from members of senior management on areas of material risk to the Corporation including operational, legal, regulatory, financial, strategic, compliance and reputational risks. The Executive Committees (consisting of the Chairman and each of the Chairs of the standing Committees of the Boards) previously met and reviewed the various risks faced by the Corporation to ensure that appropriate risk oversight processes were in place. As part of that review, the Corporation’s Executive Director of Risk explained the Corporation’s risk management practices, process and risk profile. In addition, the Executive Committees reviewed the risk oversight function of each Committee of the Boards and the adequacy of the level of risk management information presented to the full Boards. They determined the Boards would also receive an annual risk management review from the Corporation’s Executive Director of Risk which would be in addition to the risk functions performed by the various Committees of the Boards. The risk oversight functions performed by the Committees include (1) a review by the Audit Committees of the risks associated with the Corporation’s operating and financial activities which have an impact on its financial and other disclosure reporting as well as a review of the Corporation’s policies on risk assessment, control and accounting risk exposure; (2) the Audit Committees’ review and approval of risk management policies; (3) a review by the Compensation and Human Resources Committees of the risks associated with the Corporation’s executive compensation policies and practices; and (4) the Compensation and Human Resources Committees’ review of management’s assessment of the likelihood that the Corporation’s incentive compensation plans will have a material adverse impact on the Corporation.

Compensation Risk

Management annually undertakes a comprehensive review of the compensation policies and practices throughout the organization in order to assess the risks presented by such policies and practices. Following this year’s review, we have determined that such policies and practices are not reasonably likely to have a material adverse effect on the Corporation. Management’s analysis and determination were presented to and reviewed by the Compensation and Human Resources Committees.

Director Independence

In accordance with NYSE standards and the Principles adopted by the Boards, a majority of the directors of each Board must be independent. A director is independent if the Boards affirmatively determine that he or she has no material relationships with CMS or Consumers and otherwise satisfies the independence requirements of the NYSE and our more stringent director independence guidelines included in our Principles posted at www.cmsenergy.com/corporategovernance. A director is “independent” under the NYSE listing standards if the Boards affirmatively determine that the director has no material relationships with CMS or Consumers directly or as a partner, shareholder or officer of an organization that has a relationship with CMS or Consumers. The Boards have established categorical standards to assist them in determining director independence. According to these standards, a director is independent if:

•	The director has no material relationship with CMS or Consumers (either directly or as a partner, shareholder or officer of an organization that has a relationship with CMS or Consumers);

•

During the last three years, the director has not been an employee of CMS or Consumers, and an immediate family member of the director is not, and has not been within the last three years, an officer of CMS or Consumers;

•

During the last three years, the director or his or her immediate family member has not received more than $25,000 in direct compensation during any twelve-month period from CMS or Consumers other than payments for Board and Committee service or pensions or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service);

•

The director or his or her immediate family member is not a current partner of a firm that is the internal or external auditor of CMS or Consumers; the director is not a current employee of such a firm; the director does not have an immediate family member who is a current employee of such a firm and who participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice; and the director or an immediate family member was not within the last three years a partner or employee of such a firm and personally worked on the audit of CMS or Consumers within that time;

•

The director or his or her immediate family member is not, and has not been within the last three years, employed as an officer by another company where any of the present officers of CMS or Consumers at the same time serves or served on that company’s compensation committee; and

•

The director is not a current employee, or his or her immediate family member is not a current executive officer, of an entity that has made payments to or received payments from CMS or Consumers in an amount which exceeds the greater of $1 million, or 2% of such other entity’s, CMS’ or Consumers’ consolidated gross revenues in any of the last three fiscal years.

The Boards undertook their annual review of director and committee member independence, including a review of each director’s charitable affiliations vis-à-vis CMS and Consumers charitable contributions, including matching contributions, at their March 2013 meetings. During this review, the Boards considered any transactions, relationships or arrangements as required by the director independence guidelines included in our Principles. The Boards also reviewed transactions occurring between CMS or Consumers and any entity (or any subsidiary of such entity) on which one of our directors also serves as a director. The Boards identified the following relationships which they deemed were immaterial to such directors’ independence:

•	Charitable contributions were made to organizations on which Messrs. Barfield, Gabrys and Monahan serve as directors.

•

During the ordinary course of business, CMS and Consumers purchased services, commodities, materials or equipment from entities on which Messrs. Barfield, Gabrys and Lochner serve as directors and all such transactions were significantly below one percent of the consolidated gross revenues of the counterparty to the transaction.

•

With respect to Mr. Gabrys, the Board also considered CMS’ participation in a venture capital fund which supports the growth of venture capital in Michigan and on which Mr. Gabrys serves as a director.

The Boards concluded that, except for Mr. Joos, the non-employee directors each satisfied the independence guidelines set forth in our Principles and had no material relationships with either CMS or Consumers directly or as a partner, shareholder or officer of an organization that has a relationship with CMS or Consumers. The Boards affirmed the “independent” status (in accordance with the listing standards of the NYSE and the Principles) of each of the following 10 directors: Merribel S. Ayres, Jon E. Barfield, Stephen E. Ewing, Richard M. Gabrys, William D. Harvey, Philip R. Lochner, Jr., Michael T. Monahan, Kenneth L. Way, Laura H. Wright and John B. Yasinsky. Mr. Russell is not independent due to his employment relationship with the Corporation.

Directors Barfield, Gabrys, Lochner, Monahan and Wright serve on the Audit Committees of our Boards. Each member of the Audit Committee is independent as defined in NYSE rules and the applicable rules and regulations of the SEC.

Directors Ayres, Ewing, Harvey, Way and Yasinsky serve on the Compensation and Human Resources Committees of our Boards. Each of these directors satisfies the independence tests set forth in NYSE rules, the regulations under Section 162 of the Internal Revenue Code (“IRC”) and Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Majority Voting Standard

Under the Boards’ majority voting standard, as contained in the CMS Articles of Incorporation and the Principles, any director nominee who receives less than a majority of the votes cast by the Corporation’s shareholders at a regular election shall promptly tender his or her resignation. For this purpose, a majority of the votes cast means that the number of shares voted “for” a director must exceed 50% of the votes cast with respect to that director, without regard to the effect of abstentions. Upon receipt of such a tendered resignation, the Governance and Public Responsibility Committees shall consider and recommend to the Boards whether to accept or decline the resignation. The Boards will act on the Governance and Public Responsibility Committees’ recommendation within 90 days following certification of the shareholder vote, and contemporaneously with that action will cause the Corporation to publicly disclose the Boards’ decision whether to accept or decline such director’s resignation offer (and the reasons for rejecting the resignation offer, if appropriate). The director who tenders his or her resignation pursuant to the standard will not be involved in either the Governance and Public Responsibility Committees’ recommendation or the Boards’ decision to accept or decline the resignation. Due to complications that arise in the event of a contested election of directors, this standard would not apply in that context, and the underlying plurality vote requirement of Michigan law would control any contested director elections.

Codes of Ethics

CMS has adopted a code of ethics, titled “Employee Code of Conduct and Guide to Ethical Business Behavior” that applies to its CEO, CFO and Chief Accounting Officer (“CAO”), as well as all other officers and employees of the Corporation and its affiliates, including Consumers. CMS and Consumers have also adopted a code of ethics titled “Directors’ Code of Conduct” that applies to the members of the Boards. These codes of ethics can be found on our website at www.cmsenergy.com/complianceandethics. The Governance and Public Responsibility Committees annually review the codes of ethics and recommend changes to the Boards as appropriate. The Employee Code of Conduct and Guide to Ethical Business Behavior is administered by the Chief Compliance Officer (“CCO”), who reports directly to the Audit Committees. The Audit Committees oversee compliance with the codes of ethics for employees and directors. Any alleged violation of the Directors’ Code of Conduct by a director will be investigated by disinterested members of the Audit Committees, or if none, by disinterested members of the Boards. The

Governance and Public Responsibility Committees recommend actions to the Boards in the event a determination is made that a director violated the Directors’ Code of Conduct. Any waivers of, or exceptions to, a provision of the Employee Code of Conduct and Guide to Ethical Business Behavior that applies to our CEO, CFO, CAO or persons performing similar functions or waivers of, or exceptions to, a provision of our Directors’ Code of Conduct will be disclosed on our website at www.cmsenergy.com/complianceandethics. No waivers were granted in 2012. Current versions of the Employee Code of Conduct and Guide to Ethical Business Behavior, including addendums, and the Directors’ Code of Conduct are posted on our website.

Board Communication Process

CMS and Consumers shareholders, employees or third parties can communicate with the Boards of Directors, Committees of the Boards, the independent directors as a group, or an individual director, including our Chairman or our Presiding Director, by sending written communications c/o the Corporate Secretary, CMS Energy Corporation or Consumers Energy Company, One Energy Plaza, Jackson, Michigan 49201. The Corporate Secretary will forward such communications to the Boards or the appropriate Committees or group of directors or individual director. Further information regarding shareholder, employee or other third-party communications with the Boards or their Committees or the independent directors or individual members of the Boards can be accessed on our website at www.cmsenergy.com/corporategovernance.

In addition, the Corporation has an on-going outreach program to develop and maintain two-way communication with its largest institutional shareholders in regards to key governance and compensation issues. The Corporation values these discussions, and the Board considers the pertinent feedback when evaluating corporate governance and compensation issues.

Any shareholder, employee or third party who wishes to submit a compliance concern to the Boards or applicable Committees, including complaints regarding accounting, internal accounting controls or auditing matters to the Audit Committees, may do so by any of the following means:

•	send correspondence or materials addressed to the appropriate party c/o the Chief Compliance Officer, CMS Energy Corporation or Consumers Energy Company, One Energy Plaza, Jackson, Michigan 49201;

•	send an e-mail or other electronic communication via the external website www.ethicspoint.com, addressed to the appropriate party; or

•	call the CMS and Consumers Compliance Hotlines at either 1-800-CMS-5212 (an internally monitored line) or 1-866-ETHICSP (monitored by an external vendor).

All such communications will be reviewed by the CCO (who reports directly to the Audit Committees of the Boards) prior to being forwarded to the Boards or applicable Committees or directors.

Related Party Transactions

CMS, Consumers or one of their subsidiaries may occasionally enter into transactions with certain related parties. “Related Parties” include directors or executive officers, beneficial owners of 5% or more of CMS Common Stock, family members of such persons, and entities in which such persons have a direct or indirect material interest. We consider a related party transaction to have occurred when a Related Party enters into a transaction in which the Corporation is participating, the transaction amount is more than $10,000 and the Related Party has or will have a direct or indirect material interest (“Related Party Transaction”).

In accordance with our Directors’ Code of Conduct and our Employee Code of Conduct and Guide to Ethical Business Behavior, Related Party Transactions must be pre-approved by the Audit Committees. In drawing its conclusion on any approval request, the Audit Committees should consider the following factors:

•	Whether the transaction involves the provision of goods or services to the Corporation that are available from unaffiliated third parties;

•	Whether the terms of the proposed transaction are at least as favorable to the Corporation as those that might be achieved with an unaffiliated third party;

•	The size of the transaction and the amount of consideration payable to a Related Party;

•	The nature of the interest of the applicable Related Party; and

•	Whether the transaction may involve an actual or apparent conflict of interest, or embarrassment or potential embarrassment to the Corporation when disclosed.

The policies and procedures relating to the Audit Committees’ approval of Related Party Transactions are found in the Corporation’s Directors’ Code of Conduct and Employee Code of Conduct and Guide to Ethical Business Behavior which are available on our website at www.cmsenergy.com/complianceandethics.

There were no Related Party Transactions in 2012.

No Pledging or Hedging

In accordance with our Employee Code of Conduct and Guide to Ethical Business Behavior and the Directors’ Code of Conduct (“Codes”), CMS’ and Consumers’ employees and directors may not engage in pledging or purchasing on margin CMS securities, “trading” of CMS securities or selling “short” CMS securities or buying or selling puts or calls, hedges or other derivative securities relating to CMS securities, including compensatory awards of equity securities or CMS securities otherwise held, directly or indirectly, by those persons. For purposes of these Codes, “trading” means a combination or pattern of substantial or continuous buying and selling of securities with the primary objective of realizing short-term gains. Selling “short” is a technique in which investors bet on a stock price falling by selling securities they do not own with the understanding that they will buy them back, hopefully at a lower price.

Board and Committee Information

CMS’ Board of Directors and Consumers’ Board of Directors each met 8 times during 2012. Our Principles state the expectation that all Board members will attend all scheduled board and committee meetings, as well as the Annual Meeting of Shareholders. During 2012, all of the incumbent directors attended 100% of the CMS Board and assigned committee meetings while they were on the Board. For Consumers during 2012, all but one incumbent director attended 100% of the Consumers Board and assigned committee meetings while they were on the Board; one director attended 94% of the Consumers Board and assigned committee meetings. All then-current Board members attended the 2012 Annual Meeting of Shareholders.

The Boards each have five standing Committees including an Audit Committee, Compensation and Human Resources Committee, Finance Committee, Governance and Public Responsibility Committee and Executive Committee. The members and the responsibilities of the standing Committees of the Boards of Directors are listed below. Each Committee is composed entirely of “independent” directors, as that term is defined by the NYSE listing standards and the Principles described above, other than the Executive Committees of which Mr. Joos serves as Chair. During 2012, no employee directors served on standing Board Committees, though they regularly attend non-executive meetings of all Committees. According to the Principles, each year the Boards and each of their standing Committees conduct a performance evaluation of their respective previous year’s performance. The Boards also conduct individual director peer evaluations periodically and these director peer evaluations were conducted in 2012. The Principles are incorporated by reference into each Committee Charter.

On a regularly-scheduled basis, the non-management directors meet in executive session (that is, with no employee directors present) and may invite such members of management to attend as they determine appropriate. Mr. Joos is often invited to attend such sessions, especially since he became non-executive Chairman effective May 21, 2010. At least once each year, the independent directors meet in executive session in conformance with the NYSE listing standards. In 2012, the independent directors met 5 times. Mr. Philip R. Lochner, Jr. was chosen and named the Presiding Director of these executive sessions of the independent directors.

Standing Committee Membership Summary

Name	Audit (1)		Compensation and Human Resources (1)		Finance (1)		Governance and Public Responsibility (1)		Executive
Merribel S. Ayres			X				X
Jon E. Barfield	X						X
Stephen E. Ewing			X		X
Richard M. Gabrys	X				X
William D. Harvey			X				X
David W. Joos									X	*
Philip R. Lochner, Jr.	X						X	*	X
Michael T. Monahan	X	*			X				X
John G. Russell
Kenneth L. Way			X		X	*			X
Laura H. Wright	X	+			X	+
John B. Yasinsky			X	*			X		X

*	Committee Chair

+	Joined the Committee in February 2013

(1)	The Charter which sets forth the Committees’ various duties is available on our website at www.cmsenergy.com/corporategovernance.

AUDIT COMMITTEES

Meetings during 2012: CMS 7; Consumers 7

Messrs. Monahan, Gabrys, and Barfield and Ms. Wright qualify as “audit committee financial experts” as such term is defined by the SEC. Mr. Lochner has been determined to be “financially literate.”

The primary functions of the Audit Committees are (subject to the conditions noted in the Report of the Audit Committees later in this Proxy Statement) to oversee the integrity of CMS’ and Consumers’ consolidated financial statements and financial information, the financial reporting process and the system of internal accounting and financial controls and to retain CMS’ and Consumers’ independent auditors. The Audit Committees pre-approve all audit and non-audit services provided by the independent auditors, assess the independent auditors’ qualifications and independence and review the independent auditors’ performance. The Audit Committees also oversee compliance with applicable legal and regulatory requirements and with the Corporation’s codes of ethics, and oversee our risk management policies, controls and exposures. In addition, the Audit Committees review the performance of the internal audit function and prepare the Report of the Audit Committees for inclusion in the proxy statement.

Messrs. Gabrys and Lochner each serve on the audit committees of two public companies, in addition to service on our Audit Committees. In accordance with NYSE requirements, our Boards of Directors have determined that Messrs. Gabrys’ and Lochner’s simultaneous service on those other audit committees will not impair their ability to serve effectively on our Audit Committees.

COMPENSATION AND HUMAN RESOURCES COMMITTEES

Meetings during 2012: CMS 5; Consumers 5

The primary functions of the Compensation and Human Resources Committees (the “Compensation Committees”) are to review and approve the Corporation’s executive compensation structure and policies and set the CEO compensation level. The

Compensation Committees review and recommend to the Boards incentive compensation plans, review and approve the grant of stock and other stock-based awards pursuant to the Corporation’s incentive plans and review and approve corporate financial and business goals and target awards, and the payment of performance incentives, pursuant to the Corporation’s annual incentive plans. The Compensation Committees also produce an annual report of the Compensation Committees to be included in the Corporation’s proxy statement as required by SEC rules and regulations. In addition, the Compensation Committees are responsible for reviewing and approving the CEO’s selection of candidates for officer positions and recommending such candidates to the Boards for annual or ad hoc election as officers, reviewing and advising the Boards concerning the Corporation’s management succession plan and reviewing the Corporation’s organizational and leadership development plans and programs.

As part of the regular review process to determine if our compensation arrangements with our executive officers are appropriate, the Compensation Committees directly retained Pay Governance LLC (“Pay Governance”) as their independent executive compensation consultant. See the Objectives of Our Compensation Program section of the Compensation Discussion and Analysis for additional information about the services provided to the Compensation Committees by Pay Governance.

FINANCE COMMITTEES

Meetings during 2012: CMS 3; Consumers 3

The primary functions of the Finance Committees are to review and make recommendations to the Boards concerning the financing and investment plans and policies of the Corporation. Their responsibilities include approving short- and long-term financing plans, approving financial policies relating to cash flow, capital structure and dividends, recommending Board action to declare dividends, reviewing potential project investments and other significant capital expenditures and monitoring the progress of significant capital projects.

GOVERNANCE AND PUBLIC RESPONSIBILITY COMMITTEES

Meetings during 2012: CMS 8; Consumers 8

The primary functions of the Governance and Public Responsibility Committees (the “Governance Committees”) are to establish and review the Principles, identify and recommend director candidates, consider resignations of directors, review the operation and performance of the Boards and Committees and review public responsibility matters. The Governance Committees also review the codes of ethics and recommend actions to the Board in cases where directors have violated the Directors Code of Conduct. The Governance Committees consider director candidates recommended by shareholders if they are: submitted in writing to the Secretary of the Corporation within the required time frame preceding the annual meeting; include the candidate’s written consent to serve; and include relevant information about the candidate as provided in the Bylaws and as determined by the Governance Committees.

Director candidates are sought whose particular background, experiences or qualities meet the needs of the Boards as may be determined by the Boards from time to time and who will add value, perspective and expertise to the Boards’ deliberations. The Governance Committees ensure that reference and background checks are conducted on all director candidates prior to joining the Boards. The Governance Committees have not established any specific, minimum qualifications that must be met by director candidates or identified any specific qualities or skills that they believe our directors must possess. Although the Governance Committees have not established a formal policy on diversity, the Boards and the Governance Committees believe it is important that our directors represent diverse viewpoints and backgrounds. The Governance Committees take a wide range of factors into account in evaluating the suitability of director candidates, including business experience; leadership skills; and regulated utility, governance, accounting, finance, legal, compensation and human resources experience which will bring a diversity of thought, perspective, approach and options to the Boards. The Governance Committees do not have any single method for identifying director candidates but will consider candidates suggested by a wide range of sources. In 2012, the Governance Committees retained a search firm (Korn/Ferry International) to assist in the identification and assessment of potential director candidates which identified Mr. Harvey and Ms. Wright. Mr. Harvey was elected to the Boards effective August 1, 2012, and Ms. Wright was elected to the Boards effective February 18, 2013. They are the only two director nominees for the 2013 annual meeting of shareholders who are standing for election by the shareholders for the first time.

Shareholders can submit recommendations of nominees for election to the Boards of Directors by following the directions previously outlined in this Proxy Statement under the heading: GENERAL INFORMATION ABOUT THE 2013 ANNUAL MEETING AND VOTING.

EXECUTIVE COMMITTEES

Meetings during 2012: CMS 1; Consumers 1

The primary function of the Executive Committees is to exercise the power and authority of the Boards of Directors as may be necessary during the intervals between meetings of the Boards, subject to such limitations as are provided by law or by resolution of the Boards. The Executive Committees met in 2012 to discuss streamlining the Boards and Committees functions.

PROPOSAL 1: ELECT THE 11 DIRECTOR NOMINEES TO THE CORPORATION’S BOARD OF DIRECTORS

The nominees for directors are proposed to serve on the Boards of Directors of each of CMS and Consumers, to hold office until the next annual meeting or until their successors are elected and qualified. The Boards believe that the nominees will be available to serve, but in the event any nominee is unable to do so, the CMS proxy will be voted for a substitute nominee designated by the Boards or the number of directors constituting the full Boards will be reduced accordingly. All of the nominees are currently serving as directors. Mr. Harvey was appointed to the Boards in August 2012, and Ms. Wright was appointed to the Boards in February 2013, but they were not previously elected by shareholders. The name, age and business experience of each nominee follows, as well as a description of the specific experience, qualifications, attributes or skills of each nominee that led to the conclusion that such nominee should serve as director. In addition to the qualifications listed below, each of the directors serving on the Boards in 2012 attended at least one continuing education program in 2012 sponsored by a recognized utility industry or corporate governance organization. To assist the Board of Directors in remaining current with their board duties, committee responsibilities and the many important developments impacting the Corporation, CMS Energy participates in the NYSE-Corporate Board Member Board Education Program. This Program offers the Corporation’s directors access to a wide range of in-person, peer-based and webinar educational programs on corporate governance, committee duties and board leadership and industry developments. Also, the Corporation has an internal director education program in which all directors participate annually. The program includes Corporate and industry information disseminated through orientation programs, topical computer-based training modules and reports, and CMS operational site visits. One current member of the Boards, Merribel Ayres, is resigning at the end of her term and will not be standing for re-election. Thus, effective with the Annual Meeting of Shareholders on May 17, 2013 the size of the Boards is expected to be reduced by one member, from its current membership of 12 to a total of 11 members. All of the other directors have accepted nomination and agree to serve if elected.

Jon E. Barfield, 61, is president and chief executive officer of LJ Holdings Investment Company LLC, a private investment company. In March 2012, he retired from The Bartech Group, Inc. (“Bartech”) where he served since 1981 as president and from 1995 to March 2012 as chairman and president, of this industry-leading professional services firm, with headquarters in Southfield, Michigan, delivering talent management and managed service provider solutions to Global 1000 firms. Bartech employs and manages the daily work assignments for more than 26,000 associates and more than $2 billion in procurement for major employers around the world, making Bartech Group one of the largest, independent talent management and managed service provider firms in the United States. Mr. Barfield currently serves as the lead director of BMC Software, Inc. During the past five years, he previously served as a director of Motorola Mobility Holdings, Inc., Dow Jones & Company, and National City Corp. He has been a director of CMS Energy and Consumers Energy since August 2005.

A graduate of Princeton University and Harvard Law School, Mr. Barfield brings to the Boards legal knowledge and experience, having practiced corporate and securities law at Sidley Austin LLP. His qualifications to serve as a director stem primarily through his experiences as a senior leader, and his varied service as a director with considerable experience regarding legal risk oversight and risk management, financial reporting, attracting and retaining key talent and related human resources experience, corporate governance, and mergers and acquisitions. He served for many years as chairman of the audit committee of the Princeton University Board of Trustees and he is currently a director of Blue Cross Blue Shield of Michigan.

Stephen E. Ewing, 69, retired in 2006 as vice chairman of DTE Energy, a Detroit-based diversified energy company involved in the development and management of energy-related businesses and services nationwide and from 2001 to 2005 was the Group President of the Gas Division of DTE Energy. He currently serves on the board of National Fuel Gas Company, a diversified energy company. He has been a director of CMS Energy and Consumers Energy since July 2009.

He brings to the Boards valuable hands-on experience in the regulated gas and electric utility business. He was the president and chief executive officer of Michigan Consolidated Gas Company until it was acquired by DTE Energy in 2001. He was the former president and chief operating officer of MCN Energy, and the former president and chief executive officer of Michigan Consolidated Gas Company. During his energy industry career, he also gained in-depth environmental experience related to exploration, production, drilling, mid-stream operations and hybrid vehicles. He is a director of the Early Childhood Investment Corporation and AAA Michigan, and also is vice chairman of the Auto Club Group. He serves as director of The Auto Club Trust, FSB, which conducts business as AAA Bank, Nebraska. He also serves as the immediate past chairman of The Skillman Foundation.

Richard M. Gabrys, 71, is the former interim dean of the School of Business Administration of Wayne State University and the retired vice chairman of Deloitte LLP, a consulting firm. During his 42 years at Deloitte LLP, he served a variety of public companies, especially automotive manufacturing companies, financial services institutions, public utilities, and health care entities. He is the Chief Executive Officer of Mears Investments, LLC, a private family investment group. Mr. Gabrys serves as the lead director of La-Z-Boy Corporation and as a director of TriMas Corporation. He served on the board of Massey Energy Company until June 2011 and Dana Corporation until January 2008. He has been a director of CMS Energy and Consumers Energy since May 2005.

As an active certified public accountant, member of the American Institute of Certified Public Accountants and the Michigan Association of Certified Public Accountants, the Boards benefit from Mr. Gabrys’ thorough knowledge and expertise in the accounting and financial services fields. In addition, he serves on the boards of Renaissance Venture Capital Fund, Detroit Regional Chamber, Alliance for a Safer Greater Detroit (Crime Stoppers), Ave Maria University, the Detroit Institute of Arts and the Karmanos Cancer Institute.

William D. Harvey, 64, retired in March 2012 as chairman and chief executive officer of Alliant Energy Corporation (Alliant) and its two utility subsidiaries, Interstate Power & Light Company and Wisconsin Power & Light Company (WPL). Mr. Harvey served in those positions since February 2006. Alliant is a Madison, Wisconsin-based public utility holding company, which provides regulated electricity and natural gas services through its subsidiary companies. He is a general partner of Shade Tree Investments Limited Partnership, a private family investment group. He has been a director of CMS Energy and Consumers Energy since August 2012.

Mr. Harvey holds a bachelor’s degree in Economics and a Juris Doctorate, both from the University of Wisconsin. He brings to the Boards legal knowledge and experience, having begun his career as an attorney in private practice and serving as General Counsel of WPL. Mr. Harvey’s qualifications for service on the Boards include his long-term experience with public utility operations and publicly traded companies, knowledge of customer perspectives, utility and environmental regulations and safety and diversity initiatives. Mr. Harvey currently serves as a director of Sentry Insurance Company.

David W. Joos, 60, has served since May 2010 as Chairman of the Board of CMS Energy and Consumers Energy. He served from October 2004 to May 2010 as president and chief executive officer of CMS Energy and chief executive officer of Consumers Energy. Prior to that, he served from 2001 to 2004 as president and chief operating officer of CMS Energy and Consumers Energy; from 2000 to 2001 as executive vice president and chief operating officer — electric of CMS Energy; and from 1997 to 2000 as president and chief executive officer — electric of Consumers Energy. He is a director of Steelcase, Inc. and AECOM Technology Corporation. He has been a director of CMS Energy and Consumers Energy since 2001.

He brings to the Boards knowledge and experience gained throughout his more than 28 years with Consumers Energy and CMS Energy including his extensive knowledge and practical experience in engineering, operations and maintenance of power plants and utility systems. Managing a regulated utility has also built for him a solid foundation in utility regulation, governmental affairs, corporate governance, human resources and environmental expertise which benefit the Boards. Mr. Joos holds a bachelor’s degree in engineering science and a master’s degree in nuclear engineering from Iowa State University, and completed the Harvard Business School Program for Management Development in 1989. He has worked extensively in the nuclear power industry. He also currently serves on the board and executive committee of Business Leaders for Michigan.

Philip R. Lochner, Jr., 70, is a director of public companies, including CLARCOR Inc., Crane Co. and Gentiva Health Services, Inc. During the past five years, he previously served as a director of GTech Holdings, Inc., Apria Healthcare Group Inc., Adelphia Communications Corporation (which he joined after it filed for bankruptcy), Monster Worldwide, Inc., and Solutia Inc. He has been a director of CMS Energy and Consumers Energy since May 2005.

A Yale-educated attorney, he formerly practiced law with the New York firm of Cravath, Swaine & Moore, LLP, served as a Securities and Exchange Commissioner, was general counsel and senior vice president of Time Inc., and chief administrative officer of Time Warner Inc. His qualifications for service as a director include his experience in governmental affairs, law, compensation, human resources, mergers, acquisitions, and corporate governance. Mr. Lochner also has previously served as a director of Brooklyn Bancorp and American Television and Communications, as a member of the Board of Governors of the American Stock Exchange and the National Association of Securities Dealers, and on the advisory board of Republic N.Y. Corp.

Michael T. Monahan, 74, has served since 1999 as president of Monahan Enterprises, LLC, a Bloomfield Hills, Michigan-based consulting firm. He has been a director of CMS Energy and Consumers Energy since December 2002.

Mr. Monahan holds a bachelor’s degree in finance from the University of Notre Dame and a master’s degree in business from the University of Michigan. His qualifications for service on the Boards include his more than 35 years as a banking executive and a trustee to the Munder Funds which provide a sound understanding of the financial issues confronting the Corporation and industry. From October 1999 to December 2000, he was chairman of Munder Capital Management, an investment management company, and chief executive officer of Munder Capital from October 1999 until January 2000. Prior to that, he was president and a director of Comerica Bank from 1992 to 1999 and president and a director of Comerica Inc. from 1993 to 1999. He currently serves as director of Engineered Machined Products, Inc., as trustee of The Munder Funds Series Trust, the Community Foundation for Southeast Michigan, Sacred Heart Major Seminary, and the Children’s Scholarship Fund.

John G. Russell, 55, has served since May 2010 as president and chief executive officer of CMS Energy and president and chief executive officer of Consumers Energy. Prior to that he served from October 2004 to May 2010 as president and chief operating officer of Consumers Energy; he served from December 2001 to July 2004 as executive vice president and president and chief executive officer — electric of Consumers Energy; and from July 2004 to October 2004 as executive vice president and president — electric and gas of Consumers Energy. He serves on the board of Hubbell Incorporated. He has been a director of CMS Energy and Consumers Energy since May 2010.

Mr. Russell is qualified to serve on the Boards based on the knowledge and experience acquired throughout his more than 30 years with Consumers Energy. He has in-depth knowledge of all aspects of the utility. His vast experience within the regulated utility industry, hands-on experience and the leadership positions he has held have provided him with a perspective from which the Boards greatly benefit. Mr. Russell holds a bachelor’s degree from Michigan State University in business administration. In 1994, he completed the Harvard Business School Program for Management Development. He currently serves on the boards of directors of the American Gas Association (AGA), Business Leaders for Michigan, the Edison Electric Institute (EEI), Grand Rapids-based The Right Place Inc. and the Michigan Chamber of Commerce.

Kenneth L. Way, 73, is the retired chairman of Lear Corporation, a Southfield, Michigan-based supplier of automotive interior systems to the automotive industry. He is a director of Cooper-Standard Holdings, Inc. During the past five years, he previously served as a director of Comerica Inc. and WESCO International, Inc. He has been a director of CMS Energy and Consumers Energy since 1998.

In his 38-year career with Lear and its predecessor companies, he held key positions in various engineering, manufacturing, and general management roles. Mr. Way served as chief executive officer of Lear from 1988 to 2000, and as Lear chairman from 1988 through 2002. His extensive background and knowledge in financial matters and investor relations coupled with the governmental, legal and governance expertise he gained over his career, qualify him to serve on the Boards.

Laura H. Wright, 53, has served since her retirement in September 2012 from Southwest Airlines Co. (Southwest) as a consultant to Southwest. In September 2012, she retired from Southwest as senior vice president of finance and chief financial officer of Southwest. Ms. Wright served in those positions since July 2004. During her 25-year career with Southwest, she served as vice president of finance and treasurer (2001 to 2004); Treasurer (1998 to 2001); Assistant Treasurer

(1995 to 1998); and other financial roles (1988 to 1995). Southwest is based in Dallas, Texas, and is engaged in the operation of passenger airlines that provide scheduled air transportation in the United States. Ms. Wright currently serves as a trustee of Pebblebrook Hotel Trust. She has been a director of CMS Energy and Consumers Energy since February 2013.

As an active certified public accountant, the Boards benefit from Ms. Wright’s extensive technical expertise and experience in financial accounting and reporting, corporate finance and risk management. She has extensive experience working in a consumer-oriented business environment. Prior to Southwest, Ms. Wright was a manager with Arthur Young & Co. in Dallas. Ms. Wright holds both a bachelor’s and a master’s degree in Accountancy from the University of North Texas and is a member of Financial Executives Institute and the Texas Society of Certified Public Accountants.

John B. Yasinsky, 73, is the retired chairman and chief executive officer of OMNOVA Solutions Inc., a Fairlawn, Ohio-based developer, manufacturer, and marketer of emulsion polymers, specialty chemicals, and building products. He has been a director of A. Schulman, Inc. since 2000. He has been a director of CMS Energy and Consumers Energy since 1994.

A former White House Fellow, Mr. Yasinsky served from 1999 until his retirement in 2000 as chairman and chief executive officer of OMNOVA Solutions, Inc., and continued as chairman until February 2001. From 1994 to 1999 he was the chairman and chief executive officer of GenCorp; and for three decades prior, worked in various positions for Westinghouse Electric Corporation, including serving as group president. He is a director of TriState Capital Bank and TriState Capital Holdings, Inc. His qualifications to serve on the Boards derive from his prior positions, which provided him with in-depth experience in supplying power systems equipment and services to regulated utilities and in project management for alternative energy technologies such as solar, wind, fuel cells, coal gasification, waste-to-energy, geothermal, nuclear, and waste processing.

YOUR BOARDS RECOMMEND A VOTE FOR THE ELECTION OF EACH DIRECTOR NOMINEE.

VOTING SECURITY OWNERSHIP

As of March 22, 2013, the beneficial owners of 5% or more of CMS Common Stock entitled to vote at the annual meeting and known to us were:

Name and Address of Beneficial Owner	Amount of Beneficial Shares Owned (a)	Percent Beneficial Ownership	Number of Shares Beneficially Owned in each Reporting Entity with:
			Sole Voting Power	Shared Voting Power	Sole Investment Power	Shared Investment Power
BlackRock, Inc.	19,161,071	7.2%	19,161,071	0	19,161,071	0
40 East 52nd Street New York, NY 10022
(Schedule 13G/A filed on February 8, 2013)

Massachusetts Financial Services Company	18,617,388	7.0%	16,115,860	0	18,617,388	0
111 Huntington Avenue Boston, MA 02199 (Schedule 13G/A filed on February 13, 2013)

The Vanguard Group, Inc.	16,664,627	6.3%	536,789	0	16,237,338	427,289
100 Vanguard Blvd. Malvern, PA 19355 (Schedule 13G/A filed on February 12, 2013)

(a)	Based upon information contained in Schedules 13G/A filed by each beneficial owner with the SEC pursuant to Rule 13d-1(b) of the Exchange Act regarding their respective holdings as of December 31, 2012.

Each of these Schedule 13G/A filings indicates that these shares were acquired in a fiduciary capacity in the ordinary course of business for investment purposes. To the knowledge of our management, no other person or entity currently owns beneficially more than 5% of any class of our outstanding voting securities. The Schedules 13G/A filed by the holders identified above do not identify any shares with respect to which there is a right to acquire beneficial ownership. Except as otherwise noted, the persons named in the table above have sole voting and investment power with respect to all shares shown as beneficially owned by them.

The following chart shows the beneficial ownership of CMS Common Stock by the directors and named executive officers of both CMS and Consumers as of March 22, 2013:

Name	Shares Beneficially Owned (1)
Merribel S. Ayres	29,741
Jon E. Barfield	22,381
Stephen E. Ewing	17,982
Richard M. Gabrys	32,870
William D. Harvey	3,020
David W. Joos	454,839
Philip R. Lochner, Jr.	32,870
Michael T. Monahan	42,054
Kenneth L. Way	44,196
Laura H. Wright	825
John B. Yasinsky	32,940
John G. Russell	774,269
Thomas J. Webb	293,392
James E. Brunner	142,547
John M. Butler	104,258
Daniel J. Malone	140,469
David G. Mengebier	119,252
All directors and executive officers (2)	2,442,512

(1)	Restricted stock awards are included in the shares shown above. Messrs. Russell, Webb, Brunner, Butler, Malone and Mengebier as well as all other executive officers of CMS and Consumers as a group, held restricted stock of 517,787; 157,025; 129,044; 91,818; 100,867; 66,250; and 140,265 shares, respectively. In addition to the above common shares, Messrs. Way and Yasinsky each own 10 shares of Consumers $4.50 preferred stock. None of the individuals shown above owns shares of Consumers $4.16 preferred stock. The table includes the shares that each person or group of persons included in the table has the right to acquire within 60 days of March 22, 2013 and no shares are pledged as security. Except for Mr. Barfield, whose spouse owns 500 shares of CMS Common Stock, the persons named in the table above have sole voting and investment power with respect to all shares shown as beneficially owned by them.

(2)	All directors and executive officers include executive officers of both CMS and Consumers; the directors of CMS and Consumers are the same individuals, as disclosed earlier in this Proxy Statement. As of March 22, 2013, the directors and executive officers of CMS and Consumers collectively owned approximately 1.0% of the outstanding shares of CMS Common Stock. Each of the individuals shown above owns less than 1.0% of the outstanding shares of CMS Common Stock.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors, executive officers and beneficial owners of more than 10% of CMS Common Stock to file with the SEC reports of beneficial ownership and changes in such ownership of any of CMS or Consumers equity securities or related derivative securities. To management’s knowledge, based upon a review of reports filed with the SEC and representations received from our executive officers and directors, during the year ended December 31, 2012, CMS and Consumers executive officers and directors made all required Section 16(a) filings on a timely basis.

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

In this section, we describe and discuss our executive compensation program, including its objectives and elements, as well as determinations made by the Compensation Committees of the Boards of Directors regarding the compensation of our CEO, CFO and the three other most highly compensated executive officers of each of CMS and Consumers, who we collectively refer to as our “named executive officers” (“NEOs”). Detailed information regarding the compensation earned by our NEOs is included in the “2012 Summary Compensation Table” immediately following the Compensation and Human Resources Committees Report.

Objectives

The objectives of our executive compensation program are to:

•	Align the interests of our NEOs with our shareholders;

•	Secure top executive talent;

•	Reward results; and

•	Be fair and competitive.

The Corporation’s 2012 Performance

•	Total Shareholder Return (“TSR”) was 15%;

•	Earnings Per Share (“EPS”) of $1.55 was equal to our target of $1.55;

•	Operating cash flow of $1,286 million exceeded our target of $1,250 million; and

•	The annual Common Stock dividend was 96 cents per share in 2012, a 14% increase from 2011.

The Corporation has delivered consistent EPS growth with a three-year average growth rate of 7% and a five-year average growth rate of 14%. As the chart below indicates, the Corporation has also delivered TSR above the median TSR of the Corporation’s Performance Peer Group for the one-year, three-year and five-year periods ending December 31, 2012.

(1)	The companies included in the Performance Peer Group are detailed in the Objectives of Our Compensation Program, Our Compensation Program for NEOs Should Enable Us to Compete for and Secure Top Executive Talent section of this Compensation Discussion and Analysis.

Based on these achievements, our annual incentive compensation plan paid out at 105% of target and our long-term incentive (“LTI”) program paid out at 167% of target (200% of target for the performance-based portion). The LTI payout was based on awards granted in 2009, with the payout of such awards determined based on the Corporation’s relative TSR performance from August 2009 to August 2012.

Further, the Corporation’s 2012 annual meeting resulted in an overwhelmingly high level of shareholder support for the shareholder advisory vote to approve executive compensation (97.36% of votes cast).

Program Design

We have established our executive compensation program based on balance and simplicity:

•	Base salary is targeted to approximate the median of a peer group made up of companies of similar business profile and size, and to reflect individual performance and internal considerations;

•	Annual incentive awards are based on the achievement of EPS and operating cash flow goals; and

•

The LTI program consists of performance-based restricted stock and tenure-based restricted stock (75% and 25%, respectively, in 2012). The performance-based portion is eligible to vest after three years dependent upon our TSR relative to the Corporation’s Performance Peer Group, while the tenure-based portion vests on the third anniversary of the award date.

We pay an annual incentive only if the Corporation’s EPS and operating cash flow performance meet or exceed the threshold levels set in January of each year. EPS and operating cash flow are used to determine the annual incentive payout because the Compensation Committees believe that these two metrics are the building blocks for growing the value of the Corporation and are good indicators of strategy execution. We place more weighting on EPS to reflect the Corporation and shareholders’ focus on EPS growth. The payout may be increased or reduced by 10% based on the results of the operating metrics under the Consumers’ Annual Employee Incentive Plan (“Consumers Incentive Plan”).

Our LTI program is based primarily on relative TSR because it offers a head-to-head comparison of how well our management team performed compared to other management teams in our industry and further motivates management to increase shareholder value. We do award a portion of equity compensation which vests only on the basis of continued employment

(referred to as “tenure” or “tenure-based”). The tenure-based restricted stock helps build executive share ownership and serves as an additional retention mechanism that is not subject to the year-to-year fluctuations of any performance measurement.

Best Practices

We annually review all elements of the Corporation’s executive compensation program, and in addition to compliance with required rules, we adopt current best practices where appropriate for our business and shareholders. As a result, we have:

•

Very limited perquisites — no planes, cars, clubs, security or financial planning. The principal perquisite provided to our executives in 2012 was an annual mandatory physical examination for each NEO. In 2012, the Compensation Committees eliminated the executive long-term disability insurance program. Our perquisites had a cost to the Corporation of less than $10,000 for each NEO in 2012;

•	Clawbacks in place for the annual incentive and LTI programs;

•	Stock ownership guidelines for NEOs and directors, and no counting of performance-based restricted stock toward our stock ownership guidelines, beginning with the 2011 awards;

•	Annual reviews of our compensation and performance peer groups;

•	Regular briefings from the independent compensation consultant regarding key trends;

•

No traditional employment agreements. Our executive agreements are limited to change-in-control and severance or separation agreements, and those that are new or have been extended by the Compensation Committees do not contain tax gross-ups. Change-in-control agreements require a double-trigger for the accelerated vesting of equity awards in the event of a change-in-control. Base salary and annual incentive severance amounts do not exceed three times the NEO’s base salary and annual incentive amount;

•

No dividends paid on unvested performance-based restricted stock awards. In lieu of dividends, recipients receive additional shares of restricted stock that will vest based on the same performance measures applicable to the underlying restricted stock; and

•	A policy that prohibits hedging and pledging of the Corporation’s securities by employees and directors.

The remainder of this Compensation Discussion and Analysis offers a detailed explanation of our NEO compensation program.

Objectives of Our Compensation Program

The Compensation Committees have responsibility for approving the compensation program for our NEOs. The Compensation Committees act pursuant to a charter that has been approved by our Boards and is available on our website.

As mentioned in the Executive Summary section of this Compensation Discussion and Analysis, the NEO compensation program is organized around four principles:

1.	NEO Compensation Should Be Aligned With Increasing Shareholder Value.

2.	Our Compensation Program for NEOs Should Enable Us to Compete for and Secure Top Executive Talent.

3.	NEO Compensation Should Reward Measurable Results.

4.	Our Compensation Program Should Be Fair and Competitive.

NEO Compensation Should Be Aligned With Increasing Shareholder Value.    We believe that a substantial portion of total compensation should be delivered in the form of at risk equity in order to further align the interests of our NEOs with the interests of our shareholders. Equity compensation is provided through the Performance Incentive Stock Plan (“Stock Plan”). In 2012, 75% of equity compensation provided to NEOs was awarded in the form of performance-based restricted stock, which vests if, and only to the extent that, specific TSR goals approved by the Compensation Committees are met. The remaining 25% of equity compensation provided to NEOs in 2012 was awarded in the form of tenure-based restricted stock that generally vests on the third anniversary of the award date, subject to the NEO’s continued employment with the Corporation.

Our Compensation Program for NEOs Should Enable Us To Compete for and Secure Top Executive Talent. Shareholders are best served when we can attract, retain and motivate talented executives with compensation packages that are competitive and fair. We create a compensation package for NEOs that delivers base salary, annual incentives and long-term incentives targeted at the 50th percentile of the market. For utility specific roles, market is defined by the Compensation Committees’ approved 17-company Compensation Peer Group. The “Compensation Peer Group” consists of energy companies comparable in business focus and size to CMS with which we might compete for executive talent. For general industry roles, size adjusted public utility sector and general industry data is representative of the market. The compensation package also provides executives the opportunity to earn approximately at the 75th percentile of the market upon achievement of superior performance through annual incentive and equity awards.

In 2012, the CEO’s total direct compensation compared to the median of the Corporation’s Compensation Peer Group was as follows:

Company Target Compensation as a Percentage of Compensation Peer Group Median Target
Principal Position	Base Salary	Total Cash Compensation (Base Salary + Target Annual Incentive)	Target Long-Term Incentive Compensation	Target Total Direct Compensation
Chief Executive Officer	1% below peer group	1% below peer group	9% below peer group	5% below peer group

Annually, the Compensation Committees engage a consultant to provide advice and information regarding compensation practices of the Compensation Peer Group as well as additional information from published surveys of compensation in the public utility sector and general industry. During the Compensation Committees’ review of the CEO’s and other officers’ compensation levels, the Compensation Committees considered the advice and information received from Pay Governance, the Compensation Committees’ independent compensation consultant; however, the Compensation Committees were ultimately responsible for determining the form and amount of executive compensation. The Compensation Committees have specifically directed Pay Governance to obtain the approval of the Compensation Committees before undertaking any activity on behalf of the management of CMS or Consumers. During the time that Pay Governance has been engaged as the compensation consultant, Pay Governance has not performed any services on behalf of the management of CMS or Consumers or otherwise had a conflict of interest regarding CMS or Consumers.

Where available by position, Compensation Peer Group data serves as the primary reference point for pay comparisons of utility specific roles, and broader survey data and published proxy data are also provided by the compensation consultant as a point of reference for utility specific roles and comparisons of general industry roles. Where available by position, Pay Governance gathers compensation data from Towers Watson’s Energy Services Executive Database (over 60 investor-owned utilities) and Towers Watson’s General Industry Executive Database (approximately 400 participating companies), which it regresses based on CMS’ revenues to provide additional market context to the Compensation Peer Group. In selecting members of the Compensation Peer Group, financial and operational characteristics are considered. The criteria for selection of the Compensation Peer Group included comparable revenue, approximately $2.9 billion to $12.9 billion (ranging from approximately one-half to two times that of CMS), relevant utility industry group, similar business mix (revenue mix between regulated and non-regulated operations) and availability of compensation and financial performance data.

The Compensation Committees determined not to make any changes to the Compensation Peer Group that was used with respect to 2011 compensation decisions. In 2012, the Compensation Peer Group was composed of the following 17 companies.

Alliant Energy Corp. Ameren Corp. Atmos Energy Corp. CenterPoint Energy, Inc. Consolidated Edison Inc. DTE Energy Co.	Integrys Energy Group, Inc. NiSource Inc. Northeast Utilities NSTAR OGE Energy Corp. Pepco Holdings, Inc.	Progress Energy Inc. SCANA Corp. TECO Energy Inc. Wisconsin Energy Corp. Xcel Energy Inc.

The Compensation Committees use two different peer groups. The Compensation Committees recognize that there is a difference between the companies against which we compete for executive talent (the Compensation Peer Group) and the companies against which we compete for capital (the Performance Peer Group). For these reasons, the Compensation Committees approved the continued use of the above peer group for NEO compensation decisions and a larger peer group as a reference for TSR performance (the “Performance Peer Group”). The Performance Peer Group is used to measure TSR for LTI program award vesting determination. The Compensation Committees’ rationale for using two peer groups is to ensure appropriate comparative companies relative to the different attributes being evaluated for compensation and TSR purposes. In addition, the larger group for TSR performance ensures better gradation of performance position.

Beginning with the 2012 annual LTI awards, the Compensation Committees expanded the Performance Peer Group to include all of the utility companies contained in both the S&P Midcap 400 and S&P 500 indices at the time of the annual LTI award (January 26, 2012). The expansion of the Performance Peer Group was made (a) because CMS had grown in scope (revenue dollars) to be larger than a significant number of the prior performance peer group companies, (b) to improve the ease of comparison by using a defined group rather than custom group and (c) to allow for a more robust comparison by including a larger number of companies.

For awards made in 2012, the Performance Peer Group was composed of 51 companies set forth below.

AGL Resources Inc.

Alliant Energy Corp.

Ameren Corp.

American Electric Power Co.

Aqua America Inc.

Atmos Energy Corp.

Black Hills Corp.

CenterPoint Energy, Inc.

Cleco Corp.

Consolidated Edison Inc.

Constellation Energy Group, Inc.

Dominion Resources, Inc.

DTE Energy Co.

Duke Energy Corp.

Edison International

Entergy Corp.

Exelon Corp.

FirstEnergy Corp.

Great Plains Energy Inc.

Hawaiian Electric Industries Inc.

IdaCorp, Inc.

Integrys Energy Group, Inc.

MDU Resources Group Inc.

National Fuel Gas Co.

NextEra Energy, Inc.

NiSource Inc.

Northeast Utilities

NRG Energy, Inc.

NSTAR

NV Energy, Inc.

OGE Energy Corp.

ONEOK Inc.

Pepco Holdings, Inc.

PG&E Corp.

Pinnacle West Capital Corp.

PNM Resources, Inc.

PPL Corp.

Progress Energy Inc.

Public Service Enterprise Group Inc.

Questar Corp.

SCANA Corp.

Sempra Energy

Southern Company

TECO Energy Inc.

The AES Corp.

UGI Corp.

Vectren Corp.

Westar Energy, Inc.

WGL Holdings Inc.

Wisconsin Energy Corp.

Xcel Energy Inc.

NEO Compensation Should Reward Measurable Results.    Base salary is reviewed annually and adjusted based on a variety of factors including each NEO’s overall performance and tenure. The CEO provides to the Compensation Committees a recommendation of annual base salary adjustments and annual restricted stock awards for all officers, other than the CEO. The Compensation Committees take the CEO’s recommendations, along with information provided by the compensation consultant (Compensation Peer Group and other market data from surveys) into consideration when making adjustments. CEO base salary is determined solely by the Compensation Committees based on market and Compensation Peer Group data and overall Corporation and CEO performance. Annual incentives, the other form of cash compensation, provide for award opportunities to each NEO under the annual officer incentive compensation plan (“Annual Incentive Plan”). The Annual Incentive Plan pays incentives on the basis of performance over a one-year period. Performance objectives under the Annual Incentive Plan are developed each year through an iterative process. Management, including executive officers, develops preliminary recommendations for the Compensation Committees’ review. The Compensation Committees review management’s preliminary recommendations and establish final goals. For 2012, the Annual Incentive Plan targeted awards at 55% to 100% of each NEO’s base salary, but actual awards could range from zero to two times the target level depending on performance against specific targets. Incentives under the Annual Incentive Plan are paid if, and to the extent that, corporate goals, approved by the Compensation Committees, are attained. The majority of equity compensation is also designed to reward measurable results and is based on a comparison of the Corporation’s TSR performance to the TSR performance of the Performance Peer Group. For 2012, 75% of the equity compensation granted to the NEOs was performance-based.

The table below illustrates the manner in which (a) the overall mix of total compensation was allocated between performance and non-performance-based elements for each NEO; (b) performance-based compensation was allocated between annual and long-term elements; and (c) total compensation was allocated between cash and equity.

2012 Total Compensation Mix (1)

	Percent of Total Compensation That is:		Percent of Performance/ Stock Based Total Compensation That is:		Percent of Total Compensation That is:
	Performance/Stock Based (2)	Fixed (3)	Annual (4)	Long-Term (5)	Cash-Based (6)	Equity-Based (7)
John G. Russell	78%	22%	27%	73%	43%	57%
Thomas J. Webb	64%	36%	33%	67%	57%	43%
James E. Brunner	68%	32%	29%	71%	52%	48%
John M. Butler	65%	35%	32%	68%	56%	44%
Daniel J. Malone	67%	33%	29%	71%	52%	48%
David G. Mengebier	60%	40%	37%	63%	63%	37%

(1)	For purposes of this table, “total compensation” includes the sum of base salary, Annual Incentive Plan target amount and the market value determined on the date of grant (assuming restricted shares at target) of the Stock Plan equity awards.

(2)	Amounts in this column represent Annual Incentive Plan plus Stock Plan equity award value (performance and tenure) divided by total compensation.

(3)	Amounts in this column represent base salary divided by total compensation.

(4)	Amounts in this column represent Annual Incentive Plan divided by Annual Incentive Plan plus Stock Plan equity award value.

(5)	Amounts in this column represent Stock Plan equity award value divided by Annual Incentive Plan plus Stock Plan equity award value.

(6)	Amounts in this column represent base salary plus Annual Incentive Plan divided by total compensation.

(7)	Amounts in this column represent Stock Plan equity award value divided by total compensation.

Our Compensation Program Should Be Fair and Competitive.    We strive to create a compensation program that will be perceived as fair, both internally and externally. This is accomplished by evaluating each NEO’s individual performance and by comparing the compensation that is provided to our NEOs to:

•	officers of the companies in the Compensation Peer Group (as well as other market data as described above) as a means to measure external fairness; and

•

other senior employees of CMS, as a means to measure internal fairness. For example, total targeted compensation for the CEO is currently 2.6 times greater than the next highest compensated NEO (the CFO). The difference is primarily attributable to the difference in compensation between the Compensation Peer Group median total compensation for the CEO and the Compensation Peer Group median total compensation for the CFO. Our ratio of CEO to CFO compensation is less than the Compensation Peer Group ratio of 3.1, as reported by the compensation consultant.

Use of Tally Sheets.    At least annually, the Compensation Committees review tally sheets for each of the NEOs. These tally sheets reflect all components of compensation, including base salary, short-term (annual) and long-term incentive compensation, retirement benefits, deferred compensation benefits, death benefits, and benefits or payments that would be payable in connection with a change-in-control or termination of employment. Tally sheets are provided to the Compensation Committees to show how various compensation and benefit amounts are interrelated and how a change in one component of compensation impacts other components and to enable the Compensation Committees to quantify amounts payable upon various termination scenarios.

The overall purpose of these tally sheets is to consolidate all of the elements of actual and potential future compensation of our NEOs, as well as information about wealth accumulation, so that an analysis can be made of both the individual elements of compensation (including the compensation mix) as well as the aggregate total amount of actual and projected compensation. Tally sheet information is used in various aspects of the analysis and compensation decision-making process including consideration of the management team’s internal pay equity.

The Elements of Our Compensation Program

This section describes the various elements of our compensation program for NEOs, together with a discussion of various matters relating to those items, including why we chose to include the items in the compensation program.

Cash Compensation

Cash compensation is paid in the form of base salary and annual incentive. Our 2012 compensation program for NEOs was designed so that, subject to performance, the percentage of cash compensation paid to our NEOs is comparable to that paid to NEOs of the Compensation Peer Group. That strategy resulted in cash payments (as a percentage of total compensation) representing approximately 43% for the CEO and 52% to 63% for the other NEOs. The components making up the cash portion of total compensation are described in more detail below.

Base Salary.    Base salary is included in the NEO’s annual compensation package because we believe it is appropriate that some portion of NEO compensation be provided in a form that is fixed and liquid. Each January, the Compensation Committees determine the NEO base salary. Changes in base salary on a year-over-year basis are primarily dependent on comparison to market data and past performance and expected future contributions of each individual. The annual increases in base salaries for NEOs in 2012 were as follows: Mr. Russell 10%; Mr. Webb 0%; Mr. Brunner 0%; Mr. Butler 7.2%; Mr. Malone 10.3%; and Mr. Mengebier 2.3%. Messrs. Russell, Butler and Malone’s base salaries increased in 2012 to better align their base salary with the market and to be more internally equitable. Messrs. Webb’s and Brunner’s base salaries were not increased in 2012 as their pay was competitive based on the objectives detailed in Our Compensation Program for NEOs Should Enable Us to Compete for and Secure Top Executive Talent section of this Compensation Discussion and Analysis.

Annual Incentive Plan.    Performance-based incentives are included as an element of compensation because they permit us to provide an incentive to our NEOs to accomplish specific annual goals that represent performance priorities for CMS and provide additional cash compensation only if performance goals are achieved. Generally, the threshold, target and maximum performance goals are set such that the relative difficulty in achieving the target level is consistent from year to year. For 2012, the Annual Incentive Plan was based on our success in meeting established “Plan EPS” (Earnings Per Share as defined by the Annual Incentive Plan) and “Operating Cash Flow” (as defined by the Annual Incentive Plan) goals described later in this Compensation Discussion and Analysis. The Annual Incentive Plan provides cash compensation to NEOs only if, and to the extent that, performance goals approved in January of the performance year by the Compensation Committees are met. Under the Annual Incentive Plan, which is intended to meet the requirements of IRC Section 162(m), the maximum amount that can be awarded to any one person is $2.5 million in any one performance year; however, this amount is not reachable by the current payout formulas established for each executive.

The Annual Incentive Plan allows the Compensation Committees to exercise “negative discretion” to reduce or eliminate payouts under the Annual Incentive Plan, but does not allow discretion to increase payouts. The Compensation Committees did not exercise negative discretion in 2012.

Target incentives under the Annual Incentive Plan were approved in January 2012 by the Compensation Committees. In determining the amount of target incentives under the Annual Incentive Plan, the Compensation Committees considered the following factors:

•	the target incentive level, and actual incentives paid, in recent years;

•	the relative importance, in any given year, of each performance goal established pursuant to the Annual Incentive Plan; and

•	the advice of the Compensation Committees’ compensation consultant as to compensation practices at other companies in the Compensation Peer Group and the utility industry.

Actual payments under the Annual Incentive Plan can range, on the basis of performance, from 15% (threshold) to 200% (maximum) of the target incentive. In addition, under the parameters for the 2012 Annual Incentive Plan, there is a minimum payout if either a threshold Plan EPS performance goal of $0.10 less than target is achieved or a threshold Operating Cash Flow performance goal of $100 million less than target is achieved and there is a maximum payout if Plan EPS performance of $0.20 more than target is achieved and Operating Cash Flow performance of $200 million more than target is achieved.

Under the 2012 Annual Incentive Plan, the annual award will be reduced by 10% if there is no award earned under the operational metrics of the Consumers Incentive Plan and the award will be increased by 10% (but in no event shall the award exceed the maximum of the target annual incentive) if the maximum payout is achieved under the operational metrics of the Consumers Incentive Plan (potential adjustment referred to as “Consumers Incentive Plan modifier”). This potential adjustment provides linkage of executive compensation with the Corporation’s performance goals related to safety, reliability and customer value. No adjustments to the 2012 Annual Incentive Plan were made as a result of the payout under the operational metrics of the Consumers Incentive Plan.

Plan Performance Factor. We refer to Plan EPS and Operating Cash Flow performance under the Annual Incentive Plan as the “Plan Performance Factor.” Under the Annual Incentive Plan, Plan EPS means EPS as determined in accordance with generally accepted accounting practices, excluding asset sales, changes in accounting principles from those used in the budget, large restructuring and severance expenses greater than $5 million, legal and settlement costs or gains related to previously sold assets, and regulatory recovery for prior year changes. Under the Annual Incentive Plan, Operating Cash Flow means generally accepted accounting principles operating cash flow with adjustments to include changes in power supply cost recovery from budget (disallowances excluded), changes in pension contribution, and gas-price changes (favorable or unfavorable) related to gas cost recovery in January and February of the following performance year. For 2012, Plan EPS performance constituted 70% of the Plan Performance Factor and Operating Cash Flow performance constituted the remaining 30% of the Plan Performance Factor. Actual 2012 Plan EPS was $1.55, which was equal to the target of $1.55, resulting in achievement of 100% of target and a 100% payout for this metric. Operating Cash Flow was $1,286 million, which was above the target of $1,250 million, resulting in achievement of 103% of target and a 118% payout for this metric. The 2012 Plan Performance Factor, reflecting achievement levels of both of these performance goals, resulted in a 105% award level payout.

A reconciliation of each of these metrics to the most directly comparable Generally Accepted Accounting Principles (GAAP) measure is included in Appendix A.

Annual Award Formula. Annual awards for each eligible officer are based upon a standard award percentage of the officer’s base salary for the performance year and are calculated and made as follows:

Individual Award = Base Salary X Standard Award Percentage X Plan Performance Factor X Consumers Incentive Plan modifier.

The Standard Award Percentages for officers are determined annually by the Compensation Committees as discussed above. Changes in Standard Award Percentages were made to Messrs. Butler and Malone to better align their annual incentive awards with the market and to be internally more equitable. Standard Award Percentages of base salary for NEOs in 2012 were as follows:

John G. Russell	100%
Thomas J. Webb	60%
James E. Brunner	60%
John M. Butler	60%
Daniel J. Malone	60%
David G. Mengebier	55%

Equity Compensation

We have generally followed a practice of making all equity awards to our officers on a single date each year. We do not have any program, plan or practice to time annual equity awards to our executives in coordination with the release of material non-public information. In 2012, equity awards were made in January and are planned to be made in January on an on-going basis. This enables the Compensation Committees to review total compensation holistically at one time and adjust the levels of various compensation elements and compensation mix as necessary for each individual.

Performance Incentive Stock Plan (“Stock Plan”).    As previously indicated, we pay a substantial portion of NEO compensation in the form of equity awards because we believe that such awards serve to align the interests of NEOs and our shareholders. Equity awards to our NEOs are made pursuant to our Stock Plan, which was re-approved by shareholders in 2009. The Stock Plan permits awards in the form of stock options, incentive options, stock appreciation rights, restricted stock, phantom shares and performance units.

Award of Restricted Stock. At the present time, we believe that performance-based restricted stock is an effective form of equity compensation because of the alignment it creates with shareholders. After the vesting, there is no holding period requirement as long as specific stock ownership guidelines (see Governance, Stock Ownership Guidelines, below) have been met by the NEO. The Stock Plan also contains a clawback provision as described in Governance, Clawback Provisions.

The 2009 and 2010 restricted stock awards were two-thirds performance-based and one-third tenure-based (three-year vesting) to ensure adequate retention incentives under the Stock Plan. For 2011 and 2012, three-quarters of the restricted stock awards were performance-based and one-quarter were tenure-based to increase the proportion of performance-based awards and thus further emphasize performance-based compensation. Since 2009, the performance criteria for the performance-based restricted stock awards has been a comparison of the TSR performance of the Performance Peer Group utilizing the following relative TSR pay/performance schedule:

Achievement Level	Relative to Performance Peer Group	Award Level
Minimum	30th Percentile	50%
Target	Median	100%
70th Percentile	70th Percentile	150%
Maximum	90th Percentile	200%

If CMS’ TSR is less than 0% for the three-year period, the total payout for the three-year period cannot exceed 100% of the total award based on relative TSR to the Performance Peer Group. The 20-day stock price averages preceding and including the award date and preceding and including the three-year anniversary of the award date are used to determine the relative TSR. The 2010, 2011 and 2012 tenure-based awards vest if the NEO remains employed by the Corporation on the three-year anniversary of the date of the award, subject to prorated vesting upon an earlier retirement or termination due to disability.

In 2012, the performance-based restricted stock awards granted in 2009 completed the three-year performance period. Our TSR for that three-year period (from August 2009 to August 2012) was 108% while the median TSR for our performance peer group was 98%, placing CMS at the 95th percentile compared to the Performance Peer Group. Thus resulting in the performance-based restricted stock vesting at the maximum level of 200%.

In determining the amount of equity compensation that is provided to each NEO in a given year we consider factors such as retention and incentive practices and the relative percentages of cash and equity paid by the Compensation Peer Group and other market data. The Compensation Committees receive restricted stock award recommendations from the CEO for NEOs other than the CEO based upon these factors, which the Compensation Committees review and approve or modify. CEO restricted stock awards are determined based principally on overall CEO performance and Compensation Peer Group data. Mr. Russell’s 2012 restricted stock award increased compared to his 2011 restricted stock award to better align his equity award with the market.

Practices Regarding the Grant of Options.    There have been no stock option grants since August 2003 and there are no outstanding options. The Compensation Committees periodically consider the use of stock options as part of the current compensation package for officers but have determined not to include stock options for LTI at this time.

Perquisites

As part of our competitive compensation plan, our NEOs are eligible for limited perquisites provided by or paid for by us, which include an annual mandatory executive physical examination, executive survivor benefits and relocation expenses. Perquisites provided to our NEOs are reviewed on a regular basis. Effective January 1, 2012, CMS no longer provides an officer-only long-term disability plan. Officers are now covered as part of the company-wide long-term disability plan. In 2012, we paid no relocation expenses to NEOs.

Physical Examination.    The annual mandatory physical examinations for all NEOs are at a facility of CMS’ choosing and at CMS’ expense. The physical is required because the Compensation Committees believe that it is an effective method of protecting the NEOs and the Corporation from preventable health-related disruptions.

Retired Executive Survivor Benefit.    The retired executive survivor benefit plan provides a survivor benefit after retirement for certain employees who held high-level management or executive positions prior to their retirement. This self-funded plan is a supplement to the retired employee group term life insurance plan. For additional information regarding the retired executive survivor benefit, see Potential Payments upon Termination or Change-in-Control, below.

Post-Termination Compensation

Severance and Change-in-Control Benefits.    Our NEOs are eligible to receive severance payments and other benefits if the officer’s employment terminates for a qualifying event or circumstance as well as change-in-control benefits upon a qualifying event or circumstances after there has been a change-in-control of CMS. For additional information regarding severance and change-in-control benefits, including a definition of key terms and a quantification of benefits that would have been received by our NEOs had termination or change-in-control occurred on December 31, 2012, see Potential Payments upon Termination or Change-in-Control, below.

We believe that these severance and change-in-control arrangements are an important part of our executive compensation program and will help to secure the continued employment and dedication of our NEOs, notwithstanding any concern they may have regarding their own continued employment, prior to or following a change-in-control. These agreements are useful for recruitment and retention, as nearly all members of the Compensation Peer Group have comparable agreements in place for their senior employees.

Deferred Compensation Plans

We have two deferred compensation plans that allow certain employees, including our NEOs, to defer receipt of base salary and/or incentive payments: Deferred Salary Savings Plan (“DSSP”) and the Annual Incentive Plan. The Annual Incentive Plan allows for deferral of up to 100% of the annual incentive award. CMS does not match incentive amounts that are deferred pursuant to the Annual Incentive Plan. Participants have only an unsecured contractual commitment from us to pay the amounts due under both the DSSP and the Annual Incentive Plan. No NEOs have elected to defer their 2012 annual incentive. For additional information regarding the DSSP, see DSSP, under the “Nonqualified Deferred Compensation” table.

We offer these plans to permit highly taxed employees (at their discretion) to defer the obligation to pay taxes on certain elements of compensation that they are entitled to receive. The provisions of the DSSP and the Annual Incentive Plan permit them to do this while also receiving investment returns on deferred amounts. We believe that provision of these benefits is useful as a retention and recruitment tool as many of the Compensation Peer Group companies provide similar plans to their senior employees.

Tax-Qualified Pension and Retirement Plans

The Corporation sponsors tax-qualified pension and retirement savings plans that cover a broad group of employees.

Consumers Pension Plan.    The Consumers Pension Plan (the “Pension Plan”) is a funded, tax-qualified, noncontributory defined-benefit pension plan that covers certain employees hired before July 1, 2003. Each of the NEOs except for Mr. Butler, who was hired after June 30, 2003, participates in the Pension Plan. Mr. Malone qualifies for the Pension Plan based on his years of service prior to being rehired on August 14, 2006. For additional information regarding the Pension Plan, see Pension Plan, under the “Narrative to Pension Benefits and DB SERP Table.”

Defined Company Contribution Plan.    Salaried employees, including NEOs, hired after June 30, 2003 are not eligible to participate in the Pension Plan. An interim Cash Balance Plan was in effect for employees hired between July 1, 2003 and August 31, 2005. No NEOs are covered under that plan, which was replaced September 1, 2005 by the Defined Company Contribution Plan (“DCCP”). CMS provides a contribution equal to 6% of regular compensation to the DCCP on behalf of the employee that vests immediately and is payable upon termination of employment. Mr. Butler is the only NEO covered under the DCCP. For additional information regarding the DCCP, see DCCP, under the “Narrative to All Other Compensation Table.”

Supplemental Executive Retirement Plans (“SERP”)

The Corporation maintains two supplemental executive retirement plans that allow certain employees, including eligible NEOs, to receive benefits in excess of the benefits that would be payable under the Pension Plan and DCCP.

Defined Benefit SERP.    The Defined Benefit SERP (the “DB SERP”) is an unfunded plan, which provides out of our general assets an amount substantially equal to the difference between the amount that would have been payable under the Pension Plan and the amount actually payable under the Pension Plan. Any employee, including NEOs, who was hired or promoted to an eligible position after March 31, 2006, is not eligible to participate in the DB SERP. Each of the NEOs except for Mr. Butler, who was hired after March 31, 2006, and Mr. Malone, who was rehired after March 31, 2006, participate in the DB SERP. For additional information regarding the DB SERP, see DB SERP, under the “Narrative to the Pension Benefits and DB SERP Table.”

Defined Contribution SERP.    The Corporation established a defined contribution SERP (“DC SERP”) for employees not eligible to participate in the DB SERP. The DC SERP is a nonqualified tax deferred defined contribution plan. For additional information regarding the DC SERP, see DC SERP, under the “Narrative to Nonqualified Deferred Compensation Table.”

We believe that our pension and retirement plans and the SERPs are a useful part of the NEO compensation program and assist in the retention of our senior executives, as benefits thereunder increase for each year that these executives remain employed by us and continue their work on behalf of our shareholders. We have considered the issue of potential overlap between the two long-term focused plans (SERPs and equity compensation) and concluded that both are appropriate elements. The SERPs are designed to provide a predictable retirement income, and the equity plan is designed to align the interests of NEOs with our shareholders and is performance-based and variable. Further, both are market practice and supportive of the philosophy to provide a competitive NEO compensation program.

Employees’ Savings Plans

Under the Employees’ Savings Plan for Consumers and affiliated companies, a tax-qualified defined contribution retirement savings plan (the “Savings Plan”), participating employees, including NEOs, may contribute a percentage of their regular earnings into their Savings Plan accounts. For additional information regarding the Savings Plan, see Savings Plan, under the “Narrative to All Other Compensation Table.”

We maintain the Savings Plan for our employees, including our NEOs, because we wish to encourage our employees to save some percentage of their cash compensation for their eventual retirement. The Savings Plan permits employees to make such savings in a manner that is relatively tax-efficient.

Governance

Stock Ownership Guidelines

We have established stock ownership guidelines for our officers. These guidelines require our officers to maintain or establish an equity stake in CMS and thereby more closely link their interests with those of our shareholders. These stock ownership guidelines provide that, within five years of becoming an officer or promotion to a higher ownership requirement, each officer must own shares of our Common Stock with a value of one to five times their base salary, depending on his or her position. Beginning with the 2011 awards, shares of performance-based restricted stock are not counted toward our stock ownership guidelines.

The following table illustrates the required NEO stock ownership guidelines.

John G. Russell	5 X base salary
Thomas J. Webb	3 X base salary
James E. Brunner	3 X base salary
John M. Butler	2 X base salary
Daniel J. Malone	2 X base salary
David G. Mengebier	2 X base salary

All NEOs met these guidelines as of December 31, 2012. Failure of an officer to comply with the guidelines shall result in the following:

•	All future restricted stock awards will have sale restrictions until compliance is achieved;

•

If after three years, an officer is not actively making progress toward the guidelines, 50 percent of any annual incentives may be paid in shares of restricted stock at the discretion of the Compensation Committees;

•	After the compliance deadline, officers will not be authorized to sell shares of Common Stock if such a sale would cause them to drop below the ownership guidelines; and

•	After the compliance deadline, a portion or all of any annual incentive will be paid in shares of restricted stock as necessary to bring the officer into compliance with the ownership guidelines.

No Pledging or Hedging of Stock

We prohibit our officers and directors from pledging or purchasing on margin our Common Stock, engaging in selling short our Common Stock or engaging in hedging or offsetting transactions regarding our Common Stock.

Clawback Provisions

The Compensation Committees have approved “clawback” provisions for certain compensation and benefit plans. These provisions provide the Compensation Committees the discretion to require the forfeiture and return of past benefits or awards if there is a restatement of financial results. The Compensation Committees may also, at their discretion, require a return of a benefit or award in the event of a mistake or accounting error in the calculation of such benefit or award.

Shareholder’s Advisory Vote to Approve Executive Compensation

As part of the Compensation Committees’ on-going review of executive compensation, we considered the affirmative shareholder advisory vote (97.36% of votes cast) to approve executive compensation from the Corporation’s 2012 annual meeting and determined that the current philosophy, objectives and compensation elements continue to be appropriate. As such, the Compensation Committee did not make any changes to our executive compensation programs in response to the 2012 shareholder vote. Despite the overwhelmingly high level of shareholder support, we continue to monitor best practices and emerging trends and engage with our large institutional holders regarding compensation elements. In response to the shareholder advisory vote for an annual frequency (87.9% of votes cast) from the Corporation’s 2011 annual meeting, the Boards approved and adopted an annual frequency (one year) for future advisory votes by shareholders to approve executive compensation.

Compensation Deductibility

Section 162(m) of the IRC limits the tax deductibility of compensation in excess of $1 million paid to a corporation’s CEO and to the other three highest compensated executive officers (other than the CFO) unless such compensation qualifies as “performance-based” and is approved by shareholders of the Corporation. The Annual Incentive Plan awards and performance-based restricted stock are intended to qualify as performance-based compensation. Because the Compensation Committees also recognize the need to retain flexibility to make compensation decisions that may not meet the standards of Section 162(m), the Compensation Committees may approve nondeductible compensation if necessary or desirable to achieve the goals of our compensation philosophy.

COMPENSATION AND HUMAN RESOURCES COMMITTEES REPORT

The Compensation Committees of the Boards of Directors of CMS and Consumers (the “Boards”) oversee CMS’ and Consumers’ compensation program on behalf of the Boards. In fulfilling its oversight responsibilities, the Compensation Committees reviewed and discussed with management the Compensation Discussion and Analysis set forth in this Proxy Statement.

In reliance on the review and discussions referred to above, the Compensation Committees recommended to the Boards that the Compensation Discussion and Analysis be included in CMS’ and Consumers’ Annual Report on Form 10-K for the fiscal year ended December 31, 2012, CMS’ Proxy Statement on Schedule 14A relating to CMS’ 2013 Annual Meeting of Shareholders and Consumers’ Information Statement on Schedule 14C, each of which will be or has been filed with the SEC.

COMPENSATION AND HUMAN RESOURCES COMMITTEES

John B. Yasinsky (Chair)

Merribel S. Ayres

Stephen E. Ewing

William D. Harvey

Kenneth L. Way

2012 COMPENSATION TABLES

The following table contains compensation information for our NEOs for the last three fiscal years.

2012 Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Stock Awards (1) ($)	Non-Equity Incentive Plan Compensation (2) ($)	Change in Pension Value & Nonqualified Deferred Compensation Earnings (3) ($)	All Other Compensation (4) ($)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
John G. Russell	2012	1,045,000	2,952,106	1,097,250	3,166,177	13,578	8,274,111
President and CEO, CMS and Consumers	2011	950,000	2,610,452	1,149,500	1,962,905	44,035	6,716,892
	2010	758,333	2,106,374	969,908	1,040,887	17,976	4,893,478

Thomas J. Webb	2012	675,000	874,227	425,250	1,342,570	28,878	3,345,925
Executive Vice President and CFO, CMS & Consumers	2011	675,000	816,298	490,050	1,198,309	38,173	3,217,830
	2010	675,000	685,206	579,150	938,062	37,678	2,915,096

James E. Brunner	2012	433,000	692,983	272,790	1,033,982	19,326	2,452,081
Senior Vice President, CMS & Consumers	2011	433,000	665,432	314,358	971,400	29,491	2,413,681
	2010	420,000	605,731	360,360	869,058	28,569	2,283,718

John M. Butler	2012	400,000	533,051	252,000	—	85,341	1,270,392
Senior Vice President, CMS & Consumers	2011	373,000	490,990	248,232	—	88,798	1,201,020
	2010	342,500	341,800	269,446	—	75,878	1,029,624

Daniel J. Malone	2012	375,000	586,379	236,250	140,447	64,656	1,402,732
Senior Vice President, Consumers	2011	340,000	550,512	226,270	139,762	47,718	1,304,262

David G. Mengebier	2012	350,000	346,479	202,125	721,084	16,038	1,635,726
Senior Vice President, CMS & Consumers	2011	342,000	336,000	227,601	511,013	21,402	1,438,016
	2010	335,000	316,422	263,478	367,026	20,628	1,302,554

(1)	The amounts represent the aggregate grant date fair value of the awards, which, with respect to those awards with a performance component, is based upon probable outcome of the performance conditions, determined pursuant to the Financial Accounting Standards Board Accounting Standards Codification Topic 718 Compensation — Stock Compensation (ASC 718) and take into account the expected Common Stock dividend yield associated with the 2010, 2011 and the 2012 awards. See Note 13, Stock-Based Compensation, to the Consolidated Financial Statements included in CMS’ Annual Report on Form 10-K for the year ended December 31, 2012, for a discussion of the relevant assumptions used in calculating the aggregate award date fair value pursuant to ASC 718. The maximum value for those stock awards granted with a performance component, assuming achievement of the highest level of performance conditions, for the 2012 awards, respectively, for each NEO are: Mr. Russell $4,519,698; Mr. Webb $1,338,440; Mr. Brunner $1,060,953; Mr. Butler $816,096; Mr. Malone $897,763; and Mr. Mengebier $530,452.

(2)	The amounts reported in this column for 2012 consist of cash incentive awards earned in 2012 under our Annual Incentive Plan.

(3)	This column represents the aggregate annual increase, as of December 31, 2010, December 31, 2011, and December 31, 2012, in actuarial values of each of the NEO’s benefits under our Pension Plan and DB SERP. See Note 12, Retirement Benefits, to the Consolidated Financial Statements included in CMS’ Annual Report on
Form 10-K for the year ended December 31, 2012, for a discussion of the relevant assumptions used in determining these amounts. Mr. Butler does not participate in the Pension Plan or DB SERP. Mr. Malone does not participate in the DB SERP.

(4)	Detail supporting all other compensation for 2012 is reflected in the All Other Compensation Table, below.

Narrative to 2012 Summary Compensation Table

Employment Agreements

During 2012, none of the NEOs were employed pursuant to a traditional employment agreement with CMS or Consumers. Messrs. Russell, Webb and Mengebier have each entered into an Executive Severance Agreement that also contains change-in-control provisions and Messrs. Brunner, Butler and Malone have each entered into a Change-in-Control Agreement and an Officer Separation Agreement. Please see Potential Payments Upon Termination or Change-in-Control, below, for a description of such agreements.

Restricted Stock Awards

Please see Compensation Discussion and Analysis, The Elements of Our Compensation Program, Equity Compensation, for a description of the Stock Plan, pursuant to which restricted stock is awarded.

Cash Incentives

In 2012, the Compensation Committees established potential cash incentives for each of our NEOs under the Annual Incentive Plan. The amount of the potential incentive was tied to satisfaction of Plan EPS and Operating Cash Flow targets approved by the Compensation Committees. The Annual Incentive Plan incentives were earned by the NEOs at 100% of the target level for Plan EPS and at 103% of the target level for Operating Cash Flow for a combined total payout of 105% of the target level and are reported as “Non-Equity Incentive Plan Compensation” in the 2012 Summary Compensation Table. Please see Compensation Discussion and Analysis, The Elements of Our Compensation Program, Cash Compensation, for a description of the Annual Incentive Plan.

Salary and Incentive in Proportion to Total Compensation as Defined by the Summary Compensation Table

Our NEOs generally receive from 43% to 63% of their compensation in the form of base salary and cash incentive awards under our Annual Incentive Plan. As noted in the Compensation Discussion and Analysis section, we believe that a substantial portion of each NEO’s compensation should be in the form of equity awards. We believe that our current compensation program gives our NEOs substantial alignment with shareholders, while also permitting us to provide incentive to the NEOs to pursue specific short- and long-term performance goals. Please see Compensation Discussion and Analysis, Objectives of Our Compensation Program, for a description of the objectives of our compensation program and overall compensation philosophy.

All Other Compensation Table

We provide our NEOs with additional benefits that we believe are reasonable, competitive and consistent with the Corporation’s overall executive compensation program. The following table contains information regarding these other benefits for 2012.

2012 All Other Compensation

Name	Registrant Contributions to Employees’ Savings Plan and DCCP ($)		Registrant Contributions to Nonqualified Deferred Compensation Plans (1) ($)		Life Insurance Premium ($)	Other (5) ($)	Total ($)
John G. Russell	9,000		—		2,400	2,178	13,578
Thomas J. Webb	9,000		15,300		2,400	2,178	28,878
James E. Brunner	9,000		6,588		1,560	2,178	19,326
John M. Butler	24,000	(2)	57,723	(3)	1,440	2,178	85,341
Daniel J. Malone	9,000		52,127	(4)	1,351	2,178	64,656
David G. Mengebier	9,000		3,600		1,260	2,178	16,038

(1)	The amounts reflected in this column are also disclosed in the subsequent Nonqualified Deferred Compensation Table (column (c)).

(2)	Includes $15,000 contributed by the Corporation under the DCCP.

(3)	Includes $52,323 contributed by the Corporation under the DC SERP and $5,400 contributed by the Corporation under the DSSP.

(4)	Includes $47,627 contribution by the Corporation under the DC SERP and $4,500 contribution by the Corporation under the DSSP.

(5)	The amounts reflected in this column represent the maximum amount expended on an individual mandatory annual executive physical exam for a NEO. The maximum amount is used for all NEOs to ensure that no protected health-related information is disclosed.

Narrative to All Other Compensation Table

DCCP

Salaried employees, including NEOs, hired after June 30, 2003 are not eligible to participate in the Pension Plan. An interim Cash Balance Plan was in effect for employees hired between July 1, 2003 and August 31, 2005. No NEOs are covered under this plan. That plan was replaced September 1, 2005 by the DCCP. Under the DCCP, CMS provides a contribution equal to 6% of regular compensation, up to the IRC compensation limit ($250,000 for 2012), to the DCCP on behalf of the employee which vests immediately and is payable upon termination of employment. Mr. Butler is the only NEO covered under the DCCP.

Savings Plan

Under the Savings Plan for Consumers and affiliated companies, participating employees may contribute a percentage of their regular earnings into their Savings Plan accounts. NEOs, because they are considered highly compensated, may only contribute up to 20%, subject to the IRC annual dollar limit. In addition, under the Savings Plan, we match an amount equal to 60% of the first 6% of employees’ regular earnings contributions. The matching contribution is allocated among the participant employees’ investment choices. As explained above, participants in our DCCP receive an employer contribution of 6% of regular earnings to their Savings Plan. Amounts held in Savings Plan accounts may not be withdrawn prior to the employee’s termination of employment, or such earlier time as the employee reaches the age of 59 1/2, subject to certain exceptions set forth in the IRC regulations.

The following table summarizes non-equity and equity awards made to our NEOs during 2012.

2012 Grants of Plan-Based Awards

	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards Number of Shares of Stock (3) (#)	Grant Date Fair Value of Stock Awards (4) ($)
Name		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
John G. Russell	1/26/12	—	—	—	46,543	93,086	186,172	—	2,259,849
	1/26/12	—	—	—	—	—	—	31,029	692,257
	—	156,750	1,045,000	2,090,000	—	—	—	—	—
Thomas J. Webb	1/26/12	—	—	—	13,783	27,566	55,132	—	669,220
	1/26/12	—	—	—	—	—	—	9,189	205,007
	—	60,750	405,000	810,000	—	—	—	—	—
James E. Brunner	1/26/12	—	—	—	10,926	21,851	43,702	—	530,477
	1/26/12	—	—	—	—	—	—	7,284	162,506
	—	38,970	259,800	519,600	—	—	—	—	—
John M. Butler	1/26/12	—	—	—	8,404	16,808	33,616	—	408,048
	1/26/12	—	—	—	—	—	—	5,603	125,003
	—	36,000	240,000	480,000	—	—	—	—	—
Daniel J. Malone	1/26/12	—	—	—	9,245	18,490	36,980	—	448,882
	1/26/12	—	—	—	—	—	—	6,163	137,497
	—	33,750	225,000	450,000	—	—	—	—	—
David G. Mengebier	1/26/12	—	—	—	5,463	10,925	21,850	—	265,226
	1/26/12	—	—	—	—	—	—	3,642	81,253
	—	28,875	192,500	385,000	—	—	—	—	—

(1)	These amounts consist of cash awards under our Annual Incentive Plan. For each NEO, the actual payment was 105% of target and is reported as Non-Equity Incentive Plan compensation in the 2012 Summary Compensation Table. These cash awards were granted and earned in 2012, with the payouts approved by the Compensation Committees in February 2013 and the awards paid in March 2013.

(2)	These awards consist of the performance-based restricted stock awarded under our Stock Plan. Seventy-five percent (75%) of the 2012 restricted stock awards were performance-based and vest 100% three years after the original award date, contingent on a comparison of CMS’ TSR to the TSR of the Performance Peer Group.

(3)	Includes the remaining 25% of the 2012 restricted stock awards awarded under our Stock Plan that vest based upon tenure only on the three-year anniversary of the award date.

(4)	The amounts in column (j) are based upon the aggregate grant date fair value of the awards reported in columns (g) and (i) as determined pursuant to ASC 718, based upon probable outcome of the performance-based vesting conditions. See Note 13, Stock-Based Compensation, to the Consolidated Financial Statements included in CMS’ Annual Report on Form 10-K for the year ended December 31, 2012, for a discussion of the relevant assumptions used in calculating these amounts pursuant to ASC 718.

The following table provides information regarding unvested restricted stock awards for each of the NEOs at December 31, 2012.

Outstanding Equity Awards at Fiscal Year-End 2012

Name	Number of Shares or Units of Stock That Have Not Vested (1) (#)	Market Value of Shares or Units of Stock That Have Not Vested (2) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (1)(3) (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (2)(3) ($)
(a)	(e)	(f)	(g)	(h)
John G. Russell	103,229	2,516,723	578,527	14,104,488
Thomas J. Webb	32,289	787,206	180,012	4,388,693
James E. Brunner	26,984	657,870	149,692	3,649,491
John M. Butler	18,103	441,351	102,619	2,501,851
Daniel J. Malone	19,963	486,698	112,911	2,752,770
David G. Mengebier	13,742	335,030	76,392	1,862,437

(1)	Vesting dates for the outstanding shares of restricted stock (based upon the combination of tenure-based awards (column (e)) reflected at the original share amounts awarded and performance-based awards (column (g)) reflected at the ‘maximum’ level awarded (200% of target) under the Stock Plan) are as follows:

Mr. Russell: 225,669.05 (8/4/13), 230,967.74 (1/28/14) and 225,119.18 (1/26/15);

Mr. Webb: 73,410.42 (8/4/13), 72,224.46 (1/28/14) and 66,665.84 (1/26/15);

Mr. Brunner: 64,931.86 (8/4/13), 58,899.78 (1/28/14) and 52,844.70 (1/26/15);

Mr. Butler: 36,655.20 (8/4/13), 43,418.12 (1/28/14) and 40,648.74 (1/26/15);

Mr. Malone: 39,474.14 (8/4/13), 48,684.52 (1/28/14) and 44,715.82 (1/26/15); and

Mr. Mengebier: 33,936.32 (8/4/13), 29,776.06 (1/28/14) and 26,421.32 (1/26/15).

For performance-based restricted stock awards, in lieu of dividends, recipients receive additional performance-based shares of restricted stock that will vest/forfeit based on the CMS TSR performance and are included above.

(2)	Calculated based upon the year-end closing price of Common Stock of $24.38 per share.

(3)	Per SEC regulations, the shares and dollars disclosed in the above table in columns (g) and (h), are based upon the maximum award allowable under the Stock Plan. Please see Compensation Discussion and Analysis, The Elements of Our Compensation Program, Equity Compensation, for a description of the Stock Plan.

The following table provides information concerning the vesting of stock during 2012 for each NEO.

2012 Stock Vested

Name	Number of Shares Acquired on Vesting (#)	Value Realized On Vesting (1) ($)
(a)	(b)	(c)
John G. Russell	145,000	3,415,850
Thomas J. Webb	87,700	2,095,153
James E. Brunner	68,800	1,643,632
John M. Butler	49,300	1,141,627
Daniel J. Malone	28,800	663,932
David G. Mengebier	34,300	819,427

(1)	The value realized is based upon the Common Stock closing price of $21.48 on 1/22/12 for Messrs. Russell, Butler and Malone for shares of 20,000, 15,000 and 10,000, respectively. The value realized for all other shares is based upon the Common Stock closing price of $23.89 on 8/12/12. In 2012, the restricted stock awards from 2009 completed their three-year performance period. Our TSR for that three-year period (from August 2009 to August 2012) was 108% while the TSR for the Performance Peer Group was 98% resulting in the vesting of the awards at the maximum award level of 200%.

The following table provides information concerning defined benefit plans as of December 31, 2012 for each NEO.

2012 Pension Benefits and DB SERP

Name	Plan Name	Number of Years Credited Service (1) (#)	Present Value of Accumulated Benefit ($)
(a)	(b)	(c)	(d)
John G. Russell	Pension Plan	31.00	1,291,744
	DB SERP	32.17	7,790,806
Thomas J. Webb	Pension Plan	10.55	596,914
	DB SERP	20.55	5,777,074
James E. Brunner	Pension Plan	35.00	1,822,893
	DB SERP	35.00	4,106,626
John M. Butler (2)	Pension Plan	N/A	N/A
	DB SERP	N/A	N/A
Daniel J. Malone (2)	Pension Plan	23.77	593,453
	DB SERP	N/A	N/A
David G. Mengebier	Pension Plan	22.00	979,767
	DB SERP	29.72	2,159,002

(1)	The DB SERP provides for an additional year of service credit for each year of service (“preference service”) until the total of actual and additional service equals 20 years of service (during the first 10 years of service). After this limit is reached, no additional preference service is provided. None of the NEOs will be eligible to accrue additional service credits as the limit has been reached for all NEOs at the end of 2012. The addition of preference service to the DB SERP benefit formula provides an increase to the DB SERP non-qualified benefit but does not affect the Pension Plan benefit. The present value benefit augmentation attributable to the preference service under the DB SERP is as follows: Mr. Russell $290,741; Mr. Webb $3,106,436; Mr. Brunner $0; and Mr. Mengebier $715,528.

(2)

Mr. Butler, who was hired after June 30, 2003, is not eligible to participate in the Pension Plan or DB SERP. Mr. Malone who was rehired after March 31, 2006, is not eligible to participate in the DB SERP. Mr. Malone qualifies for the Pension

Plan based on his years of service prior to being rehired on August 14, 2006. See the All Other Compensation and the Nonqualified Deferred Compensation tables and the corresponding footnotes for details regarding the plans in which Messrs. Butler and Malone participate.

Narrative to Pension Benefits and DB SERP Table

Pension Plan

The Pension Plan is a funded, tax-qualified, noncontributory defined benefit pension plan. Benefits under the Pension Plan are based on the employee’s years of service, age at retirement and the sum of the five highest calendar years of base salary while employed with us and our affiliated companies divided by 60. Base salary excludes overtime pay and incentive and does not exceed the IRC compensation limit for a qualified pension plan. Benefits are payable after retirement in the form of an annuity or a lump sum. The standard form of benefit is a life annuity for an unmarried employee and a 50% joint and survivor annuity for a married employee, with additional forms of joint and survivor annuities available under the plan. The benefit formula is equal to 2.1% for the first 20 years of service and 1.7% for the next 15 years of service, to a maximum percentage of 67.5% for 35 years of service reduced by a Social Security adjustment equal to 0.5% multiplied by 1/12th of the average of the participant’s three most recent years of compensation, up to the maximum Social Security covered compensation for each year of service counted in the formula. To the extent an employee exceeds 35 years of service under the Pension Plan, an additional $20 per month is added to the annuity after the adjustment for Social Security for each full year of service above 35. In accordance with SEC guidelines, the present value information contained in this report is based on Financial Accounting Standards Board Accounting Codification Topic ASC 715, Plan Accounting-Defined Benefit Plans (ASC 715) assumptions and is applied using the age at which a benefit is unreduced. Early retirement subsidies provided by the benefit formula of the Pension Plan and the actual discount rate required by the U.S. Department of Treasury may provide a greater present value to a participant retiring on or after age 55 but prior to the age of an unreduced benefit.

The Pension Plan provides a pre-retirement survivor benefit to the spouse of a married employee or one named beneficiary of an unmarried employee. The Pension Plan provides a disability retirement benefit to employees with at least 15 years of service who are found by CMS to be totally and permanently disabled equal to $26.00 for each year of plan service, plus an additional $350 per month if the participant does not qualify for any Social Security disability benefit. The minimum monthly disability benefit is $450.

The Pension Plan currently limits the annual annuity benefit under Section 415 of the IRC to no more than $200,000 payable at age 65. Messrs. Russell, Webb, Brunner, and Mengebier are currently eligible to elect early retirement. The remaining NEOs eligible to participate in the Pension Plan are below the minimum retirement age of 55. At the minimum retirement age of 55, 65% of the normal retirement age (age 65) benefit is available. The Pension Plan retirement benefit is unreduced at age 62. The Pension Plan provides an add-on benefit for long-term employees when an employee retires on or after age 58 and has 30 or more years of service. This add-on benefit is equal to the participant’s accrued retirement income as of September 1, 2000, if any, multiplied by the early retirement percentage at the time of the employee’s retirement, and is added to the retiring employee’s retirement annuity. The Present Value of Accumulated Benefit column above is determined using the ASC 715, Plan Accounting-Defined Benefit Plans assumptions including a discount rate (currently 4.10%) and mortality (currently based on the 2000 mortality table with projected mortality improvements).

DB SERP

The DB SERP is an unfunded (for purposes of the Employee Retirement Income Security Act of 1974) non-qualified supplemental defined benefit retirement plan that provides benefits based on pay, incentives and added service that are not provided by the Pension Plan. In addition, for officers, including NEOs, the DB SERP provides for an additional year of service credit for each year of service until the total of actual and additional service equal 20 years of service and includes any awards under the Annual Incentive Plan as earnings. The maximum benefit under the DB SERP is attained after 35 years (including the additional years of service credit) and no further service credit is provided. As of December 31, 2012, all NEOs have reached the additional service credit limit. Benefits under the DB SERP plan are payable after retirement to NEOs in the form of an annuity. No NEO has the option for a lump sum payment. The benefit formula used to determine the DB SERP annuity is the same as that used for the Pension Plan; however the DB SERP does not contain the add-on benefit described above. The Pension Plan annuity is subtracted from the DB SERP annuity to determine the annuity payable from the DB SERP. Although a rabbi trust (a trust that is established for the benefit of its participants except that creditors of the Corporation can obtain the assets of the trust) has been established by the Corporation for purposes of paying DB SERP benefits, participants have an unsecured contractual commitment from CMS to pay the amounts due under this plan. Participants with five full years of service who voluntarily terminate service with CMS prior to age 55 receive a benefit without inclusion of incentives and added service starting the first of the month on or after their 55th birthday at a level equal to 38.3% of the age 65 benefit. At the minimum retirement age of 55, 65% of the normal retirement age (age 65) benefit is available. The DB SERP benefit is unreduced at age 62. NEOs have elected a single life annuity or a monthly annuity. The Present Value of Accumulated Benefit column in the table above is determined using the ASC 715 assumptions including a discount rate (currently 4.10%) and mortality (currently based on the 2000 mortality table with projected mortality improvements).

The following table contains nonqualified deferred compensation information for our NEOs for 2012

2012 Nonqualified Deferred Compensation (1)

Name	Plan Name	Executive Contributions in Last FY (2) ($)	Registrant Contributions in Last FY (3) ($)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions in Last FY ($)	Aggregate Balance at Last FYE (4) ($)
(a)		(b)	(c)	(d)	(e)	(f)
John G. Russell	DSSP	—	—	15,567	—	182,078
Thomas J. Webb	DSSP	25,500	15,300	18,876	—	214,578
James E. Brunner	DSSP	10,980	6,588	20,069	—	150,894
John M. Butler	DSSP	9,000	5,400	4,045	—	62,894
	DC SERP	—	52,323	14,379	—	288,386
Daniel J. Malone	DSSP	7,500	4,500	199	—	12,199
	DC SERP	—	47,627	15,331	—	165,008
David G. Mengebier	DSSP	6,000	3,600	4,000	—	83,224

(1)	Nonqualified deferred compensation plans are plans providing for deferral of compensation that do not satisfy the minimum coverage nondiscrimination and other rules that qualify broad-based plans for favorable tax treatment under the IRC. For CMS, this table only includes the DSSP and DC SERP and does not include CMS’ contributions or related CMS match to the Savings Plan which is a tax-qualified defined contribution plan and shown in the 2012 All Other Compensation Table.

(2)	This compensation is also reflected in the 2012 Summary Compensation Table — Salary column.

(3)	This compensation is reflected in the 2012 Summary Compensation Table – All Other Compensation column.

(4)	The following amounts were previously reported as compensation in the Summary Compensation Tables for 2011 and 2010, respectively: Messrs. Russell $67,680 / $0; Webb $41,280 / $41,280; Brunner $18,048 / $16,800; Butler $64,283 / $52,472; Malone $41,232 / $26,227 and Mengebier $9,312 / $8,640.

Narrative to Nonqualified Deferred Compensation Table

DSSP

An employee who has base salary (excluding any bonus, incentive or other premium pay) before deductions for taxes and other withholdings in excess of the IRC compensation limit is eligible and may elect to participate in the DSSP. The DSSP is an unfunded (for the purposes of Employee Retirement Income Security Act of 1974, as amended) nonqualified tax deferred defined contribution plan. The DSSP is funded by CMS through the use of trusts. However, participants have only an unsecured contractual commitment from us to pay the amounts due under the DSSP and any funds are considered general assets of CMS and are subject to claims of creditors. CMS has elected to outsource the DSSP record keeping to Fidelity Investments. CMS has also elected to place funds with the record keeper equal to CMS’ future obligations.

A participant in the DSSP may elect in the prior year to defer from 1% to 6% of his or her base salary that exceeds the IRC compensation limit and CMS will match 60% of the deferral; provided that the participant must also defer at least 6% of base salary under the Savings Plan. In addition, a DSSP eligible participant may elect an additional deferral up to 50% of the participant’s base salary for the calendar year. This additional deferral is not eligible for a Corporation match. The combined maximum total of the DSSP deferral amount and the 6% Savings Plan deferral is 56% of base salary. At the time a participant elects a deferral, a distribution election is also made for this class year deferral. Each class year deferral is payable either at a certain date five or more years in the future or upon separation from service with CMS either as a series of payments over 2 to 15 years or in a lump sum. The participant decides how Corporation contributions are invested among a broad array of mutual funds selected by CMS and provided by the record keeper. Earnings in the DSSP are based on the change in market value of the mutual funds selected by the participant.

DC SERP

The Corporation established a DC SERP for employees not eligible to participate in the DB SERP. Under the DC SERP, the Corporation provides an amount equal to 5%, 10% or 15% (depending on salary grade) of employee regular earnings plus any awards under the Annual Incentive Plan. Funds equal to the DC SERP are transferred to a mutual fund family at the time CMS makes a contribution. Earnings or losses are based on the rate of return of the mutual funds selected by the participants in the DC SERP. Although the DC SERP is funded by us, participants have an unsecured contractual commitment from us to pay the amounts due under this plan. Mr. Butler, who was hired on July 17, 2006, and Mr. Malone, who was rehired August 14, 2006, are the only NEOs covered under the DC SERP (at the 10% level). Full vesting under the DC SERP occurs at age 62 with a minimum of five years of service. Vesting is on a pro-rata basis for years prior to age 62.

Potential Payments upon Termination or Change-in-Control

As noted above under the Compensation Discussion and Analysis, Post-Termination Compensation, Severance and Change-in-Control Benefits, our executives are eligible to receive severance and change-in-control benefits upon a qualifying termination of employment. These benefits are provided through three separate types of agreements:

•	Executive Severance Agreements (“ES Agreements”)

•	Officer Separation Agreements (“OS Agreements”)

•	Change-in-Control Agreements (“CIC Agreements”)

We have entered into ES Agreements with three of the NEOs (Messrs. Russell, Webb and Mengebier) that provide for payments and other benefits if the NEO is terminated under circumstances specified in the ES Agreement at a time when CMS has not undergone a change-in-control (as defined in the ES Agreement). The ES Agreements also provide for payments and other benefits if the NEO is terminated under the circumstances specified in the ES Agreement within two years following a change-in-control of CMS. We have also entered into OS Agreements with three of our NEOs (Messrs. Brunner, Butler and Malone). The OS Agreements provide for payments and other benefits if the officer is terminated under circumstances specified in the OS Agreement at a time when we have not undergone a change-in-control (as defined in the CIC Agreement). We have also entered into CIC Agreements with three of our NEOs (Messrs. Brunner, Butler and Malone) that provide for payments and other benefits only if the NEO is terminated under the circumstances specified in the CIC Agreements within two years following a change-in-control of CMS. A description of the terms of each of these agreements follows.

ES Agreements and OS Agreements.    All of the ES Agreements and the OS Agreements provide for payments of certain benefits, as described in the table below, upon circumstances of termination of the employment of the NEO. Central to an understanding of the rights of each NEO is an understanding of the definition of “Cause.” For purposes of these agreements:

•

We have Cause to terminate the NEO if the NEO has engaged in any of a list of specified activities, including willful and continued failure to perform duties consistent with the scope and nature of his or her position, committing an act materially detrimental to the financial condition and/or goodwill of CMS or its subsidiaries, or is subject to a specified criminal legal action for activities relating to an act of fraud, embezzlement, theft, or other act constituting a felony involving moral turpitude.

•	If the Corporation does not have Cause and terminates a NEO who has an ES Agreement or an OS Agreement for any reason, the NEO receives the benefits described in the table below.

These agreements require, as a precondition to the receipt of these payments, that the NEO sign a standard form of release in which he or she waives all claims that he or she might have against the Corporation and certain associated individuals and entities. These agreements also include non-compete and non-solicitation provisions that would apply for a period of 12 months following the NEO’s termination of employment and non-disparagement and confidentiality provisions that would apply for an unlimited period of time following the NEO’s termination of employment. Payments under these agreements are made in lump sums.

Under the OS Agreements, tenure-based restricted stock awards will fully vest while performance-based restricted stock awards will vest at the end of the performance period based on actual performance of the Corporation during the performance period. Under the ES Agreements, for a non-change-in-control termination, all restricted stock awarded will be forfeited upon termination.

Effective January 1, 2013, under the OS Agreements, tenure-based restricted stock awards will vest on a pro-rata basis based upon the service provided prior to the termination date while performance-based restricted stock awards will vest at the end of the performance period on a pro-rata basis based on service provided during the performance period up to the termination date and actual performance of the Corporation.

CIC Agreements and Provisions.    All of the ES Agreements and CIC Agreements contain provisions that provide for payments in the event of a change-in-control. The change-in-control provisions (“CIC Provisions”) function in a manner similar to the severance provisions in the ES Agreements and the OS Agreements, except that NEOs become entitled to benefits under the CIC Provisions only in the event of a double trigger consisting of a change-in-control and qualifying termination of employment during the two-year period following the change-in-control. A change-in-control of CMS is defined in both the ES Agreements and the CIC Agreements to mean:

•	the consummation of certain types of transactions, including mergers and the sale of all, or substantially all, of our assets;

•

the acquisition by any person or entity of the beneficial ownership of securities representing 25% or 30% (depending upon the particular agreement) or more of the combined voting power of our then outstanding voting securities;

•

a change in the composition of our Board of Directors such that, within a period of two consecutive years, individuals who at the beginning of such two-year period constituted the Board of Directors and any new directors elected or nominated by at least 2/3 of the directors who were either directors at the beginning of the two-year period or were so elected or nominated, cease for any reason to constitute a majority of the Board of Directors; or

•	the liquidation or distribution of all or substantially all of our assets.

The definitions of Cause and Good Reason are central to an understanding of the NEO’s rights under the CIC Provisions. Under the CIC Provisions:

•

We have Cause to terminate the NEO if the NEO has engaged in any of a list of specified activities, including, but not limited to, willful and continued failure to perform duties consistent with the scope and nature of his or her position, committing an act materially detrimental to the financial condition and/or goodwill of CMS or its subsidiaries, or is subject to a specified criminal legal action for activities relating to an act of fraud, embezzlement, theft or other act constituting a felony involving moral turpitude.

•

The NEO is said to have Good Reason to terminate his or her employment if the assignment to the NEO of duties is materially inconsistent with his or her position (including status, offices, titles, and reporting requirements), authority, or responsibilities as in effect immediately prior to the change-in-control; the Corporation takes any action which results in a material diminution of the NEO’s position, authority, duties, or responsibilities as constituted immediately prior to the change-in-control (excluding an isolated, insubstantial, and inadvertent action which is remedied by the Corporation promptly after receipt of notice thereof given by the NEO); there is a material reduction in the NEO’s base salary, incentive opportunity, Stock Plan award level, benefits, or status or under other circumstances specified in the definition, including the relocation of the NEO’s principal job location or office to more than 35 miles from its location at the time of entry into the CIC Agreement.

Benefits are payable in lump sums.

The benefits to be provided to the NEOs in each of those situations are described in the table below, which assumes that the termination had taken place on December 31, 2012, the last day of our most recent fiscal year.

As part of the ES Agreements, CMS has agreed to pay any IRC Section 280G and Section 4999 excise taxes that the NEO would be subject to as a result of the payments following change-in-control. In 2010, the Compensation Committees determined that no future CIC Agreement would contain a tax gross-up provision. Messrs. Butler, Brunner and Malone have entered into CIC Agreements that do not contain tax gross-up provisions.

As part of the CIC Provisions, a portion of the payments to a terminated NEO is consideration for the NEO entering into a “non-compete” agreement.

Restricted stock under the CIC Agreements includes double-trigger vesting provisions (meaning, both a change- in-control and a qualifying termination of employment must occur in order for the equity to vest). Under the CIC Agreements, restricted stock awards will vest on a pro-rata basis based upon the service provided prior to the change-in-control date with any performance-based restrictions vesting at target level. Under the ES Agreements’ CIC Provisions, all restricted stock awarded will vest with any restricted stock subject to performance-based restrictions vesting at target level.

NEOs cannot receive benefits under both the CIC Provisions and the severance provisions of their agreement(s).

Retirement/Disability/Death.    Upon death, 100% of the restricted stock vests with any performance-based restricted stock vesting at target levels. Upon retirement or disability, tenure-based restricted stock awards will vest on a pro-rata basis based upon the service provided prior to retirement or disability while performance-based restricted stock awards vest at the end of the performance period on a pro-rata basis based on service provided during the performance period prior to the retirement or disability and actual performance of the Corporation during the performance period. In the case of retirement or disability, the Compensation Committees have the discretion, in exceptional circumstances, to waive the forfeiture of restricted stock awarded.

Retired Executive Survivor Benefit.    The retired executive survivor benefit plan provides a survivor benefit after retirement for certain employees who held high-level management or executive positions prior to their retirement. This plan is a supplement to the retired employees group term life insurance plan. The amount of the survivor benefit payable to a participant’s beneficiary upon the participant’s death equals 140% of annualized base salary preceding the date of retirement. This amount is reduced by 10% on every anniversary of the participant’s retirement until the benefit amount reaches a minimum of 50% of the initial benefit amount. The amount is further reduced based on insurance payable by other company life insurance plans.

The plan was closed to new participants on July 1, 2012. An eligible participant must be a minimum of 60 years old at the time of retirement or termination to qualify for retired executive survivor benefits. As of the date of December 31, 2012, Messrs. Webb and Brunner are each over the age of 60 and are eligible for benefits under this plan. The value of Mr. Webb’s benefit would range from a minimum of $465,000 to a maximum of $937,500 depending on the date of his death relative to his retirement date. The value of Mr. Brunner’s benefit would range from a minimum of $295,600 to a maximum of $598,700 depending on the date of his death relative to his retirement date.

The following table provides information concerning potential payments upon change-in-control or termination as of December 31, 2012 for each NEO.

Potential Payments Upon Change-in-Control or Termination

	John G. Russell ($)	Thomas J. Webb ($)	James E. Brunner ($)	John M. Butler ($)	Daniel J. Malone ($)	David G. Mengebier ($)
Change-in-Control Payments (1):
Two times 2012 base salary	2,090,000	1,350,000	866,000	800,000	750,000	700,000
Two times incentive @ 100% 2012 performance target or actual 2011 incentive payment whichever is greater	2,299,000	980,100	—	—	—	455,202
Two times incentive @ 100% 2012 performance target	—	—	519,600	480,000	450,000	—
Pro-rata incentive based on service period in year triggered	1,045,000	405,000	259,800	240,000	225,000	192,500
Estimated Payment for ‘Non-compete’ Agreement	2,194,500	1,165,050	692,800	640,000	600,000	577,601
DC SERP benefit (2)	—	—	—	417,870	305,630	—
Medical Coverage Payment (3)	54,101	54,101	54,101	54,101	54,101	54,101
Unvested restricted stock awards (4)	9,568,967	2,981,549	1,779,027	1,183,615	1,302,112	1,266,245
Excise Tax Equalization Payment (5)	8,143,468	—	—	—	—	1,081,529

Total	25,395,036	6,935,800	4,171,328	3,815,586	3,686,843	4,327,178

Termination Without Cause Payments (6):
Two times 2012 base salary	2,090,000	1,350,000	—	—	—	700,000
One and one half times 2012 base salary	—	—	649,500	600,000	562,500	—
Two times incentive @ 100% 2012 performance target or actual 2011 incentive payment whichever is greater	2,299,000	980,100	—	—	—	455,202
Pro-rata incentive based on service period in year triggered	1,045,000	405,000	—	—	—	192,500
Unvested restricted stock awards (4)	—	—	2,482,620	1,692,277	1,863,089	—
Medical Coverage Payment (3)	36,067	36,067	54,101	54,101	54,101	36,067

Total	5,470,067	2,771,167	3,186,221	2,346,378	2,479,690	1,383,769

Retirement/Disability:
Pro-rata incentive based on service period in year triggered	1,045,000	405,000	259,800	240,000	225,000	192,500
Unvested restricted stock awards (4)	5,790,828	1,826,620	1,540,837	1,013,652	1,114,513	789,959

Total	6,835,828	2,231,620	1,800,637	1,253,652	1,339,513	982,459

Death:
Pro-rata incentive based on service period in year triggered	1,045,000	405,000	259,800	240,000	225,000	192,500
Unvested restricted stock awards (4)	9,568,967	2,981,549	2,482,620	1,692,277	1,863,089	1,266,245

Total	10,613,967	3,386,549	2,742,420	1,932,277	2,088,089	1,458,745

(1)	Pursuant to the CIC Provisions in the ES Agreements for Messrs. Russell, Webb and Mengebier, and pursuant to the CIC Agreements for Messrs. Brunner, Butler and Malone. In addition to the amounts shown above, in the event of a change-in-control, Messrs. Russell, Webb, Brunner, and Mengebier would receive the following incremental increases in their monthly SERP benefits: $27,417; $1,104; $4,446; and $2,102, respectively.

(2)	In the event of a change-in-control, Messrs. Butler’s and Malone’s DC SERP account balances would fully vest; their unvested balances are $201,870 and $103,130 respectively. In addition they would receive an amount equal to 10% of their salary and incentive-based change-in-control payments.

(3)	Pursuant to the CIC Provisions in the ES Agreements for Messrs. Russell, Webb, and Mengebier, and pursuant to the CIC Agreements for Messrs. Brunner, Butler and Malone, Medical Coverage Payments include three years of company-paid medical expenses. Termination Without Cause Medical Coverage Payments include two years of company-paid medical expenses, except for Messrs. Brunner, Butler and Malone, which include three years of company-paid medical expenses.

(4)	Based upon the year-end closing price of Common Stock of $24.38 per share. The performance-based restricted stock awards outstanding are valued based on target levels.

(5)	As part of the CIC Provisions in the ES Agreements, we will make an Excise Tax Equalization Payment to reimburse the NEO for all applicable excise taxes and all income and employment taxes related to that reimbursement. The listed change-in-control payments are generally subject to excise taxes, except for the non-compete payments and a small portion of the restricted stock awards. Messrs. Brunner, Butler and Malone executed new CIC Agreements that do not include Excise Tax Equalization Payments. In addition, Messrs. Brunner’s, Butler’s and Malone’s new agreements contain a “best net benefit” provision which could reduce the amount the Corporation will pay if an excise tax is required to be paid by the NEO.

(6)	Messrs. Brunner, Butler and Malone’s amounts reflect payments under OS Agreements; other NEOs are covered by ES Agreements.

The following table contains director compensation information for 2012.

2012 Directors’ Compensation

Name	Fees Earned or Paid in Cash ($)	Stock Awards (1)(2) ($)	All Other Compensation (3) ($)	Total ($)
(a)	(b)	(c)	(d)	(e)
Current Directors:
Merribel S. Ayres	85,000	85,005	—	170,005
Jon E. Barfield	90,000	85,005	1,000	176,005
Stephen E. Ewing	85,000	85,005	—	170,005
Richard M. Gabrys	90,000	85,005	—	175,005
William D. Harvey (4)	35,417	70,842	—	106,259
David W. Joos	220,000	—	85,000	305,000
Philip R. Lochner, Jr.	122,500	85,005	—	207,505
Michael T. Monahan	100,000	85,005	1,000	186,005
Kenneth L. Way	92,500	85,005	—	177,505
John B. Yasinsky	95,000	85,005	14,137	194,142

(1)	Amounts represent the aggregate grant date fair value of the annual equity awards to the non-employee directors. See Note 13, Stock-Based Compensation, to the Consolidated Financial Statements included in CMS’ Annual Report on Form 10-K for the year ended December 31, 2012, for a discussion of the relevant assumptions used in calculating the aggregate grant date fair value pursuant to ASC 718.

(2)	The aggregate number of shares of unvested restricted stock outstanding as of December 31, 2012, for each Director: Ms. Ayres, Messrs. Barfield, Ewing, Gabrys, Lochner, Monahan, Way, and Yasinsky was 11,552; Mr. Harvey was 2,931, and Mr. Joos was 104,229.

(3)	All Other Compensation for the current directors includes company-paid premiums related to health and life insurance as well as any matching gift contributions made by the Corporation to charitable organizations to which the director made a contribution. The company-paid premiums for the life insurance and health insurance coverage for Mr. Yasinsky in 2012 were $3,541 and $10,596, respectively. In 2012, the Corporation made matching gift contributions to charitable organizations supported by Mr. Monahan amounting to $1,000 and Mr. Barfield amounting to $1,000. The Corporation’s matching gift contribution program is available to all CMS and Consumers employees and directors and only applies to gifts to Michigan institutions. In addition, All Other Compensation includes a cash award equivalent to the tenure-based 2012 Director Stock Award to Mr. Joos of $85,000 in 2012, due to restrictions under the Stock Plan prohibiting awards of restricted stock to non-employee directors for three years after retirement from employment with the Corporation.

(4)	Mr. Harvey was elected to the Boards of Directors, effective August 1, 2012.

Narrative to Director Compensation Table

Non-employee director compensation is benchmarked annually. In 2012, the structure of the director compensation program was changed to provide annual retainers only rather than an annual retainer and meeting fees. In 2012, directors who were not CMS or Consumers employees received an annual cash retainer fee of $85,000. In addition, the Chair of the Audit Committees received an annual cash retainer fee of $15,000 and each other member of the Audit Committees received an annual cash retainer fee of $5,000. The Chair of the Compensation Committees received an annual retainer fee of $10,000. The Chairs of the Finance Committees and the Governance Committees each received an annual cash retainer fee of $7,500. The Presiding Director received an annual cash retainer fee of $25,000 and the Chairman received an annual cash retainer fee of $135,000. Annual retainer fees are paid based on the number of months served on the Boards. There are no changes to the structure of the annual retainer and meeting fees in 2013.

In May 2012, all of the non-employee directors, except Mr. Joos, were awarded a number of shares of restricted stock with a fair market value at the time of award of $85,005. In May 2012, Mr. Joos received a cash award equivalent to the fair market value of the 2012 non-employee director stock award of $85,000, due to restrictions under the Stock Plan prohibiting awards of restricted stock to non-employee directors for three years after retirement from employment with the Corporation. In 2013, the annual restricted stock award will have a fair market value at the time of the May 2013 award of approximately $85,000. These shares of restricted stock are 100% tenure-based and vest 100% three years from the original award date. Stock ownership guidelines have been adopted by the Boards that align further the interests of the directors with the shareholders. Directors are required to hold CMS Common Stock equivalent in value to five times their annual cash retainer by the end of the fifth calendar year of becoming a director. In the event a director has not met the stock ownership guidelines in the prescribed time frame, in lieu of the director receiving his or her monthly cash retainer, the retainer will be used to purchase CMS Common Stock until such time as the guideline has been met. All directors currently comply with this stock ownership requirement or are currently expected to comply by the end of their fifth calendar year of becoming a director.

Directors are reimbursed for expenses incurred in attending Boards or Committees meetings and other company business. Directors who are CMS or Consumers employees do not receive retainers or meeting fees for service on the Boards or as a member of any Committees. Non-employee directors receive a single retainer fee and restricted stock award for service on the CMS and Consumers Boards and each of their Committees.

Pursuant to the Directors’ Deferred Compensation Plan, a CMS or Consumers director who is not an employee may, at any time prior to a calendar year in which a retainer and fees are to be earned, irrevocably elect to defer payment, through written notice to CMS or Consumers, of all or a portion of any of the retainer and fees that would otherwise be paid to the director. Deferred amounts will be distributed in a lump sum or in annual installments in cash, as specified in the director’s initial election. Fidelity Investments, an independent record keeper, administers the Directors’ Deferred Compensation Plan. The participant decides how contributions are invested among a broad array of mutual funds selected by and provided by the record keeper. Funds equal to the amounts deferred are transferred to Fidelity Investments. Our payment obligations to the director remain an unsecured contractual right to a payment. Mr. Barfield participated in the Directors Deferred Compensation Plan in 2012.

Effective with the Annual Meeting of Shareholders in May 2004, the Boards’ retirement payments policy was discontinued. Although certain current and previously retired directors’ accrued benefits under the policy will be preserved, no further years of service will be accrued nor will future increases in the cash retainer impact the preserved payments under this policy. Prior to its discontinuance, the directors’ retirement payments policy provided those directors who retire with five years of service on the Boards with annual retirement payments equal to the retainer. These payments continue for a period of time equal to the director’s years of service on the Boards. All preserved payments will cease at the death of the retired director. Messrs. Yasinsky and Way are covered by this policy.

All non-employee directors historically had been offered optional life insurance coverage, business-related travel accident insurance, and optional health care insurance, and CMS paid the premiums associated with participation by directors. These insurance coverages will not be provided by the Corporation to directors who had not elected the optional coverage prior to the Annual Meeting of Shareholders in 2004. Only Mr. Yasinsky is eligible for this coverage.

PROPOSAL 2: ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

Pursuant to Section 14A of the Exchange Act, the Corporation is providing shareholders with an advisory (non-binding) vote to approve its compensation programs for its Named Executive Officers (NEOs) as disclosed in this Proxy Statement in accordance with SEC rules. The Compensation Committees did not make any changes to our executive compensation program since the last shareholder vote, which strongly favored the program (97.36% of votes cast were affirmative). We continue to engage with our large institutional holders regarding compensation elements.

As described in detail under Compensation Discussion and Analysis in this Proxy Statement, the Corporation’s compensation program is organized around four principles: (1) NEO compensation should be aligned with increasing shareholder value, (2) the compensation program for NEOs should enable the Corporation to compete for and secure top executive talent, (3) NEO compensation should reward measurable results, and (4) the compensation program should be fair and competitive.

We have established our executive compensation program based on balance and simplicity:

•	Base salary is targeted to approximate the median of a peer group made up of companies of similar business profile and size, and to reflect individual performance and internal considerations;

•	Annual incentive awards are based on the achievement of EPS and operating cash flow goals; and

•

The LTI program consists of performance-based restricted stock and tenure-based restricted stock (75% and 25%, respectively, in 2012). The performance-based portion is eligible to vest after three years dependent upon our TSR relative to the Corporation’s Performance Peer Group, while the tenure-based portion vests on the third anniversary of the award date.

We annually review all elements of the Corporation’s executive compensation program and, in addition to compliance with required rules, we adopt current best practices where appropriate for our business and shareholders. As a result, we have:

•

Very limited perquisites — no planes, cars, clubs, security or financial planning. The principal perquisite provided to our executives in 2012 was an annual mandatory physical examination for each NEO. In 2012, the Compensation Committees eliminated the executive long-term disability insurance program. Our perquisites had a cost to the Corporation of less than $10,000 for each NEO in 2012;

•	Clawbacks in place for the annual incentive and LTI programs;

•	Stock ownership guidelines for NEOs and directors, and no counting of performance-based restricted stock toward our stock ownership guidelines, beginning with the 2011 awards;

•	Annual reviews of our compensation and performance peer groups;

•	Regular briefings from the independent compensation consultant regarding key trends;

•

No traditional employment agreements. Our executive agreements are limited to change-in-control and severance or separation agreements, and those that are new or have been extended by the Compensation Committees do not contain tax gross-ups. Change-in-control agreements require a double-trigger for the accelerated vesting of equity awards in the event of a change-in-control. Base salary and annual incentive severance amounts do not exceed three times the NEO’s base salary and annual incentive amount;

•

No dividends paid on unvested performance-based restricted stock awards. In lieu of dividends, recipients receive additional shares of restricted stock that will vest based on the same performance measures applicable to the underlying restricted stock; and

•	A policy that prohibits hedging and pledging of the Corporation’s securities by employees and directors.

Shareholders are encouraged to read the Compensation Discussion and Analysis, the accompanying compensation tables and the related narrative disclosure.

This proposal gives our shareholders the opportunity to express their views on the overall compensation of our NEOs and the compensation philosophy, policies and practices disclosed in this Proxy Statement. For the reasons discussed above, we are asking our shareholders to indicate their support for our NEO compensation by voting FOR the following resolution at the 2013 annual meeting:

RESOLVED: that the compensation paid to the Corporation’s named executive officers, as disclosed in this Proxy Statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables and the related narrative disclosure, is APPROVED.

This vote is an advisory vote only, and therefore it will not bind the Corporation or the Boards. Your vote will not create or imply any change to the Corporation’s fiduciary duties or create or imply any additional fiduciary duties for the Corporation or the Boards. However, the Boards value the opinions that the shareholders express in their votes and will consider the outcome of the vote when making future executive compensation decisions as they deem appropriate.

Consistent with the direction of our shareholders, the advisory vote on NEO compensation is held on an annual basis until the next non-binding shareholder vote on the frequency with which the advisory vote on NEO compensation should be held.

THE CMS BOARD RECOMMENDS THAT SHAREHOLDERS VOTE TO APPROVE THE NON-BINDING ADVISORY PROPOSAL TO APPROVE THE COMPENSATION OF THE CORPORATION’S NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT PURSUANT TO THE COMPENSATION DISCLOSURE RULES OF THE SECURITIES AND EXCHANGE COMMISSION, INCLUDING THE COMPENSATION DISCUSSION AND ANALYSIS, THE COMPENSATION TABLES AND THE RELATED NARRATIVE DISCLOSURE.

REPORT OF THE AUDIT COMMITTEES

The Audit Committees of the Boards of Directors of CMS and Consumers oversee CMS’ and Consumers’ financial reporting process on behalf of the Boards. Management has the primary responsibility for the preparation, presentation and accuracy of the consolidated financial statements and the financial reporting process, including the systems of internal controls. The Audit Committees rely, without independent verification, on the information provided to them and on the representations made by management, the internal auditors and the independent auditors. Accordingly, the Audit Committees’ oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit Committees’ considerations and discussions referred to below do not assure that the audit of CMS’ and Consumers’ financial statements has been carried out in accordance with the standards of the Public Company Accounting Oversight Board (“PCAOB”), that the financial statements are presented in accordance with United States generally accepted accounting principles, or that CMS’ and Consumers’ auditors are in fact “independent.”

In discharging their oversight responsibilities, the Audit Committees reviewed and discussed with management of CMS and Consumers the audited consolidated financial statements of CMS and Consumers set forth in CMS’ and Consumers’ 2012 Annual Report to Shareholders and CMS’ and Consumers’ Annual Report on Form 10-K for the year ended December 31, 2012. The Audit Committees also discussed with PricewaterhouseCoopers LLP (“PwC”), the independent registered public accounting firm for CMS and Consumers in 2012, who are responsible for performing an independent audit of CMS’ and Consumers’ financial statements and expressing an opinion on the conformity of those audited consolidated financial statements with United States generally accepted accounting principles, the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1 AU Section 380 — Communication with Audit Committees), as adopted by the PCAOB in Rule 3200T.

The Audit Committees have received a report on the quality control procedures of PwC. The Audit Committees have also discussed with management, the internal auditors and PwC the quality and adequacy of CMS’ and Consumers’ internal controls, with particular focus on compliance with Section 404 of the Sarbanes-Oxley Act of 2002. The Audit Committees reviewed with the internal auditors and PwC their audit plans and audit scope.

The Audit Committees have received from PwC the written communications required by applicable requirements of the PCAOB regarding PwC’s communications with the Audit Committees concerning independence and have discussed with PwC their independence from CMS and Consumers. The Audit Committees have discussed with PwC the compatibility of non-audit services with the auditor’s independence and have satisfied themselves as to PwC’s independence.

In reliance on the review and discussions referred to above, the Audit Committees recommended to the Boards that the audited consolidated financial statements be included in CMS’ and Consumers’ Annual Report on Form 10-K for the fiscal year ended December 31, 2012, for filing with the SEC.

AUDIT COMMITTEES

Michael T. Monahan (Chair)

Jon E. Barfield

Richard M. Gabrys

Philip R. Lochner, Jr.

Laura H. Wright (1)

(1)	Ms. Wright was elected to the Boards, Audit Committees and Finance Committees effective February 18, 2013.

FEES PAID TO THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

PwC was the principal independent registered public accounting firm for CMS and Consumers for the years 2012 and 2011. Fees, including expenses, for professional services provided by PwC in each of the last two fiscal years are:

	2012	2011
Audit Fees	$4,504,805	$4,463,813
Audit-Related Fees	241,200	155,200
Tax Fees	—	—
All Other Fees	8,000	—

Total Fees	$4,754,005	$4,619,013

Audit fees include fees associated with the annual audit, the reviews of our quarterly reports on Form 10-Q, comfort letters, required statutory audits, fees related to the audit of our internal controls over financial reporting as required by the Sarbanes-Oxley Act of 2002 and other attest services. Audit-related fees include fees associated with assistance related to accounting systems and controls. Tax fees include fees for tax compliance, tax advice and tax planning.

The Audit Committees have adopted a policy that requires advance approval for all audit, audit-related, tax and other services performed by the independent registered public accounting firm. The policy provides for pre-approval by the Audit Committees of specifically defined audit and non-audit services. Unless the specific service has been previously pre-approved with respect to that year, the Audit Committees must approve the permitted service before the independent registered public accounting firm is engaged to perform it. The Audit Committees have delegated to the Chair of the Audit Committees authority to approve permitted services, provided that the Chair reports any decisions to the Audit Committees at their next scheduled meeting. One hundred percent of the services performed by the principal independent registered public accounting firm were approved in accordance with the policy in 2012.

PROPOSAL 3: RATIFY THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committees of CMS’ and Consumers’ Boards of Directors have adopted the following policy:

The Audit Committees’ selection of the Corporation’s independent auditor shall be submitted to the Corporation’s shareholders for their ratification at the Corporation’s Annual Meeting of Shareholders. If a majority of shares voted do not ratify the Audit Committees’ selection, the Audit Committees will consider the shareholder views when considering its selection of a different independent auditor for the Corporation or its continued retention of its existing auditor for that year.

The Audit Committees have selected PwC, independent registered public accounting firm, to audit our consolidated financial statements for the year 2013. PwC served as our registered public accounting firm for the years 2012 and 2011. A representative of PwC will be present at the 2013 Annual Meeting of Shareholders and will have an opportunity to make a statement and respond to appropriate questions.

YOUR BOARDS RECOMMEND RATIFICATION OF THE APPOINTMENT OF

PRICEWATERHOUSECOOPERS LLP.

2014 PROXY STATEMENT INFORMATION

Under SEC rules, if a shareholder wishes to submit a proposal for possible inclusion in our 2014 Proxy Statement pursuant to Rule 14a-8 of the Exchange Act, we must receive it on or before December 6, 2013. Our Bylaws provide that in order for a shareholder to propose business or nominate persons for election to our Boards at an annual meeting, written notice containing the information required by the Bylaws must be delivered to our Corporate Secretary no later than 60 days nor earlier than 90 days before the anniversary of the prior year’s annual meeting, that is, after February 16, 2014 but no later than March 18, 2014 for the 2014 annual meeting. Shareholder proposals and nominations should be addressed to: Corporate Secretary, CMS Energy Corporation, One Energy Plaza, Jackson, Michigan 49201.

APPENDIX A:

SUPPLEMENTAL INFORMATION FOR THE COMPENSATION DISCUSSION AND ANALYSIS —

GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (GAAP) RECONCILIATIONS

CMS

2012 Reconciliation of GAAP Operating Activities to Incentive Plan Operating Cash Flow

2012 (millions)
Total GAAP Operating Activities	$1,241
Exclude:
Change in power supply cost recovery (PSCR) from budget (disallowances excluded)	$32
Gas-price changes (favorable or unfavorable) related to gas cost recovery (GCR) in January and February 2013	13

Total exclusions	$45

Incentive Plan Operating Cash Flow	$1,286

CMS

2012 Reconciliation of GAAP Earnings Per Share (EPS) to Incentive Plan EPS

2012
EPS Reported — GAAP basis	$1.42
Exclude (income)/loss items:
Large restructuring and severance expenses greater than $5 million	$(0.03)
Assets sales	0.03
Regulatory recovery for prior year changes	0.14
Legal/settlement costs or gains related to previously sold assets	(0.01)

Total exclusions	(0.13)

Incentive Plan EPS	$1.55

COMMON STOCK PROXY SOLICITED BY THE BOARD OF DIRECTORS FOR ANNUAL MEETING OF SHAREHOLDERS

The undersigned appoints DAVID W. JOOS, JOHN G. RUSSELL and CATHERINE M. REYNOLDS, and each of them, proxies with full power of substitution, to vote on behalf of the undersigned at the annual meeting of shareholders of CMS Energy Corporation to be held at the Corporate Headquarters located at One Energy Plaza, Jackson, Michigan, at 9:00 A.M. Eastern Daylight Saving Time on May 17, 2013 and at any adjournment(s) thereof. Said proxies, and each of them present and acting at the meeting, may vote upon the matters set forth on the reverse side hereof and with discretionary authority on all other matters that come before the meeting, all as more fully set forth in the Proxy Statement received by the undersigned. The shares represented hereby will be voted on the proposals as specified. IF THIS PROXY IS RETURNED SIGNED BUT NOT FULLY COMPLETED, IT WILL BE VOTED AS RECOMMENDED BY THE BOARD OF DIRECTORS ON ALL UNCOMPLETED ITEMS.

IF YOU CANNOT VOTE BY TOUCH TONE PHONE OR INTERNET, PLEASE VOTE, SIGN AND DATE THIS PROXY ON THE REVERSE SIDE AND RETURN IT IN THE ENCLOSED ENVELOPE. THANK YOU FOR YOUR PROMPT RESPONSE.

Please Fold and Detach Proxy Card at Perforation

(After you vote by phone or Internet, PLEASE THROW AWAY THE CARD ABOVE.)

Thank you for being a CMS Energy shareholder.

Please take a moment now to vote your shares for the upcoming annual shareholders’ meeting.

Your Vote is Important!

You may vote in one of three ways:

OPTION 1:	Vote by telephone: Call toll free 1-888-297-9641 using a touch tone phone 24 hours a day, 7 days per week. Have your attached proxy card at hand when you call and then follow the instructions.

There is no charge for this call.

OPTION 2:	Vote via the Internet: www.proxyvoting.com/cms and respond to a few simple prompts.

For Touch Tone Telephone: 1-888-297-9641 Internet Voting: www.proxyvoting.com/cms

(Your telephone or Internet vote authorizes the voting of your shares in the same manner as if you had marked, signed and returned your proxy card.)

THANK YOU FOR VOTING BY TELEPHONE OR INTERNET AND SAVING COSTS!

OPTION 3:	If you do not have access to a touch tone phone or to the Internet, please complete and return the proxy card above.

PLEASE VOTE BY TOUCH TONE TELEPHONE OR INTERNET IF POSSIBLE TO MINIMIZE COSTS.

PLEASE VOTE FOR EACH ITEM, SIGN, DATE AND RETURN THIS PROXY. IF THIS PROXY IS RETURNED SIGNED BUT NOT FULLY COMPLETED, IT WILL BE VOTED AS RECOMMENDED BY THE BOARD OF DIRECTORS ON ALL UNCOMPLETED ITEMS.

	THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEMS 1, 2 AND 3.								☐ INTERNET ACCESS: I would prefer to access annual reports and proxy statements on the internet. (No paper copies. You do not need to provide an E-mail address.)
1.	ELECTION OF DIRECTORS	FOR	AGAINST	ABSTAIN	2.	ADVISORY VOTE TO APPROVE THE CORPORATION’S EXECUTIVE COMPENSATION.

	(01) Jon E. Barfield	☐	☐	☐

	(02) Stephen E. Ewing	☐	☐	☐		FOR	AGAINST	ABSTAIN
						☐	☐	☐	☐ ANNUAL REPORTS: I receive more than one CMS annual report. Please do not send annual reports for this account in the future.
	(03) Richard M. Gabrys	☐	☐	☐

	(04) William D. Harvey	☐	☐	☐

	(05) David W. Joos	☐	☐	☐	3.	RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM (PRICEWATERHOUSECOOPERS LLP).			IF YOU CANNOT VOTE BY TOUCH TONE PHONE OR INTERNET, PLEASE SIGN, DATE AND RETURN THIS PROXY IN THE ENCLOSED ENVELOPE. No postage is needed if mailed in the United States.

	(06) Philip R. Lochner, Jr.	☐	☐	☐

	(07) Michael T. Monahan	☐	☐	☐		FOR	AGAINST	ABSTAIN
						☐	☐	☐
	(08) John G. Russell	☐	☐	☐

	(09) Kenneth L. Way	☐	☐	☐					Signed __________________________________

	(10) Laura H. Wright	☐	☐	☐

	(11) John B. Yasinsky	☐	☐	☐					Dated _____________ , 2013

359 3-13 (A)